AGREEMENT AND PLAN OF MERGER

BY AND AMONG

QUANTUM CORPORATION,

QUARTZ MERGER SUB,

CERTANCE HOLDINGS,

NEW SAC

AND

NEW SAC, AS COMPANY'S AGENT

October 20, 2004

INDEX OF DEFINED TERMS

Page
401(k) Plan	51
Affiliated Group	11
Aggregate Option Exercise Amount	4
Agreement	1
Ancillary Agreements	13
Antitrust Laws	47
Audit	27
Balance Sheet Date	17
Capital Stock Distribution	10
Certificate of Merger	2
Closing	2
Closing Date	2
COBRA	29
Code	8
Companies Law	13
Company	1, 12
Company Authorizations	19
Company Certificate	5
Company Common Stock	3
Company Disclosure Schedule	12
Company Fees and Expenses	58
Company Grants	9
Company Indemnified Liabilities	52
Company Indemnified Parties	52
Company Indemnified Proceedings	53
Company Intellectual Property Rights	20
Company Material Adverse Effect	11
Company Options	9
Company Registered Intellectual Property Rights	20
Company Series A Preferred Stock	3
Company Software	21
Company Stock Plan	9
Company Stock Rights	9
Company’s Agent	1
Computer Software	20
Confidentiality Agreement	46
Consolidated Tax Returns	49
Conversion Schedule	7
Covered Employees	50
Certance International	12
Certance LLC	12
Certance Malaysia	12
Certance UK	12
1

Certance US Holdings	12
Damages	59
Damages Cap	60
Deferred Compensation Plan	52
Deficiency Payments	10
DGCL	1
Dissenting Shares	6
Domain Names	20
Effective Time	2
Employee Bonus Pool	3
Entitled Company Options	9
Environmental Claim	25
Environmental Laws	25
ERISA	28
ERISA Affiliate	28
Escrow Agent	59
Escrow Agreement	1
Escrow Fund	59
Exchange Act	34
Extended Reserve Amount	61
Extended Reserve Release Date	61
Final Conversion Schedule	7
Financial Statements	17
First Installment Merger Consideration	4
Foreign Benefit Plan	30
Governmental Entity	13
Holdback Amount	8
Holdback Release Date	61
HSR Act	13
Inbound License Agreements	21
Indebtedness	17
Indemnity Threshold	60
Installment Date	5
Intellectual Property Rights	20
July 2, 2004 Balance Sheet	17
Knowledge	11
Legal Requirement	27
License Agreements	20
Liquidation Preferences	3
Material Contracts	33
Materials of Environmental Concern	25
Merger	1
Merger Consideration	3
Merger Sub	1
Necessary	56
Non-Material Computer Software	21
2

Officer’s Certificate	62
Option and Rights Holders	9
Option Exercise Price	4
Option Payment	9
Outbound License Agreements	21
Per Share Common Stock Consideration	3
Per Share Liquidation Preference	4
Per Share Merger Consideration	4
Per Share Preferred Stock Consideration	3
Per Share Second Installment Merger Consideration	4
Person	27
Potential Contributor	61
Pre-Closing Tax Returns	49
Principal Stockholder	1
Pro Rata Portion	8
Purchaser	1
Purchaser Indemnified Person	59
Purchaser Indemnified Persons	59
Registered Intellectual Property Rights	21
Resolution Accountant	49
Second Installment Date	5
Second Installment Merger Consideration	4
Second Reserve Period	61
SRSS	47
Stockholder Written Consent	1
Straddle Tax Return	49
Surviving Corporation	2
Takeover Proposal	45
Tax	27
Tax Authority	28
Tax Returns	28
Taxes	27
Technology	21
Termination Date	57
Transition Period	50
U.S. Company Employee Plans	28
U.S. GAAP	17
Voting Debt	16
WARN Act	32
Working Capital Distribution	10
Working Capital Distributions	10

3

AGREEMENT AND PLAN OF MERGER

            This AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of October 20, 2004, by and among Quantum Corporation, a Delaware corporation "Purchaser"), Quartz Merger Sub, Inc., a Delaware corporation and a direct wholly-owned subsidiary of Purchaser "Merger Sub"), New SAC, an exempted company organized under the laws of the Cayman Islands, ("Principal Stockholder), Certance Holdings, an exempted company organized under the laws of the Cayman Islands of which Principal Stockholder is the majority stockholder (the "Company"), and New SAC, as the Company's agent (the "Company's Agent").

RECITALS

            WHEREAS, each of the respective Boards of Directors of Purchaser, Merger Sub, Principal Stockholder and the Company has approved, and deemed it advisable and in the best interests of its stockholders to consummate, the business combination transaction provided for herein in which Merger Sub would merge with and into the Company (the "Merger") in accordance with the applicable provisions of the Delaware General Corporation Law (the "DGCL") and upon the terms and subject to the conditions set forth herein;

            WHEREAS, in furtherance of such business combination, the Boards of Directors of Purchaser, Merger Sub, Principal Stockholder and the Company have each unanimously approved and declared advisable this Agreement and the transactions contemplated hereby;

            WHEREAS, as a condition and inducement to Purchaser to enter into this Agreement and incur the obligations set forth herein, concurrently with the execution and delivery of this Agreement, Principal Stockholder has executed and delivered to Purchaser Stockholder Written Consent in the form attached hereto as Exhibit A (the "Stockholder Written Consent"), pursuant to which, among other things, the Principal Stockholder consents to the approval and adoption of this Agreement and approval of the consummation of the transactions contemplated hereby; and

            WHEREAS, as a condition and inducement to Purchaser to enter into this Agreement and incur the obligations set forth herein, Purchaser, Principal Stockholder, the Company and the Company's Agent shall enter into an escrow agreement in a customary form reasonably acceptable to all parties and reflecting the terms of this Agreement (the "Escrow Agreement"), pursuant to which a portion of the cash payable to the Company's stockholders and the Company's optionholders whose options are cancelled pursuant to the terms hereof shall be placed in an escrow account to secure certain indemnification obligations of the Indemnifying Persons (as defined herein) to Purchaser.

            NOW, THEREFORE, in consideration of the foregoing and the respective covenants, agreements, representations and warranties set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

THE MERGER

            Section 1.1      The Merger

            Subject to the terms and conditions of this Agreement and the applicable provisions of DGCL, at the Effective Time, Merger Sub will be merged with and into the Company.  As a result of the Merger, the separate corporate existence of Merger Sub will cease and Company will continue as the surviving corporation (the "Surviving Corporation") in the Merger.

            Section 1.2      Effective Time

            On the Closing Date, Purchaser, Merger Sub and the Company will cause the Merger to be consummated by filing a certificate of merger with regard to the Merger (the "Certificate of Merger") with the Secretary of State of the State of Delaware in accordance with the relevant provisions of DGCL and other applicable law.

            The Merger will become effective on the date that the Certificate of Merger is filed with the Secretary of State of the State of Delaware, or such other time as agreed in writing by Purchaser and the Company and specified in the Certificate of Merger (such time, the "Effective Time").

            Section 1.3      Closing

            The closing of the transactions contemplated hereby (the "Closing") shall take place at 10:00 a.m., Palo Alto, California time, on a date to be specified by the parties, which shall be no later than the second business day after satisfaction or waiver of all of the conditions set forth in Article VIII of this Agreement (the "Closing Date"), at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 525 University Avenue, Palo Alto, California 94301, or such other time, date or place as agreed to in writing by the parties hereto.  At the Closing, (i) the Certificate of Merger shall be filed with the Secretary of State of the State of Delaware, (ii) Purchaser shall pay the Per Share Preferred Stock Consideration and the Per Share Common Stock Consideration, to the extent required to be paid at the Closing pursuant to Section 1.7 to each holder of Company Series A Preferred and Company Common Stock that has furnished a duly executed letter of transmittal together with Company Certificates as contemplated by Section 1.7(h), and (iii) Purchaser shall pay the Option Payment, to the extent required to be paid at the Closing pursuant to Section 1.7 to each holder of Entitled Company Options that has completed the procedures contemplated by Section 1.7(h).

            Section 1.4      Effects of the Merger

            At and after the Effective Time, the Merger will have the effects set forth in this Agreement and DGCL.  Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall be vested in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

            Section 1.5      Certificate of Incorporation

            At the Effective Time, (i) the certificate of incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law and (ii) the by‑laws of Merger Sub as in effect immediately prior to the Effective Time shall be the by‑laws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

            Section 1.6      Officers and Directors of Surviving Corporation

            The officers and directors of the Merger Sub as of the Effective Time shall be the officers and directors of the Surviving Corporation, until the earlier of their resignation or removal or otherwise ceasing to be an officer or until their respective successors are duly elected and qualified, as the case may be.

            Section 1.7      Effect on Capital Stock

            At the Effective Time, by virtue of the Merger and without any action on the part of any party or any holder of any capital stock of Purchaser, Merger Sub or the Company:

                          (a)      Each share of the Series A Preferred Stock, par value $0.0001 per share, of the Company ("Company Series A Preferred Stock") issued and outstanding immediately prior to the Effective Time, shall be converted into the right to receive from Purchaser (i) the Per Share Liquidation Preference plus (ii) the Per Share Merger Consideration (the "Per Share Preferred Stock Consideration”).

                          (b)      Each share of the common stock, par value $0.0001 per share, of the Company ("Company Common Stock", and together with the Company Series A Preferred Stock, the "Company Capital Stock") issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares), shall be converted into the right to receive from Purchaser the Per Share Merger Consideration, (the "Per Share Common Stock Consideration").

                          (c)      Definitions.  As used in this Agreement, the following terms shall have the following meanings:

                                     (1)        " Liquidation Preference”shall mean $32,000,000.

                                     (2)        " Merger Consideration" shall mean the sum of (A) $60,000,000, minus (B) the Liquidation Preference, minus (C) any adjustment pursuant to the terms of Section 9.3(a), minus (D) payments made pursuant or liabilities with respect to the "transaction bonus" as described in the employment agreement between Company and Howard L. Matthews dated March 18, 2002, as amended January 16, 2004, minus (E) $4,000,0000 allocated to an Employee Bonus Pool (the "Employee Bonus Pool” created by Purchaser and the Company for the benefit of employees of the

Company and Company Subsidiaries, the terms and timing of funding of which Employee Bonus Pool shall be as set forth in Schedule 1.7(c)(2)(E), minus (F) the portion of such Merger Consideration that would otherwise be payable to the holders of any Dissenting Shares.

                                     (3)        " First Installment Merger Consideration" shall mean an amount equal to the Merger Consideration divided by 9.

                                     (4)        " Second Installment Merger Consideration" shall mean an amount equal to (x) the Merger Consideration minus (y) the First Installment Merger Consideration.

                                     (5)        " Per Share Liquidation Preference" shall mean $1.60 per share of Company Series A Preferred Stock in cash.

                                     (6)        " Per Share Merger Consideration" shall mean an amount equal to the sum of (x) Per Share First Installment Merger Consideration and (y) the Per Share Second Installment Merger Consideration.

                                     (7)        " Per Share First Installment Merger Consideration" shall mean an amount per share of Company Common Stock equal to (x) the First Installment Merger Consideration multiplied by (y) the Pro Rata Per Share Amount.

                                     (8)        " Per Share Second Installment Merger Consideration" shall mean an amount equal to (x) Second Installment Merger Consideration multiplied by (y) the Pro Rata Per Share Amount.

                                     (9)        " Option Exercise Price" shall mean, in respect of each outstanding Company Option, the exercise price per share of Company Common Stock issuable upon exercise of such Company Option.

                                     (10)      "Aggregate Option Exercise Amount" shall mean the aggregate Option Exercise Price in respect of all Entitled Company Options outstanding immediately prior to the Effective Time.

                                     (11)      "Gross Aggregate Consideration" shall mean the sum of (i) the Merger Consideration plus (ii) $34,000,000 plus (iii) the Aggregate Option Exercise Amount.

                                     (12)      "Net Aggregate Consideration" shall mean the sum of (i) the Gross Aggregate Consideration minus(ii) the Aggregate Option Exercise Amount.

                                     (13)      "Per Common Share Total Consideration" shall mean an amount equal to (x) the Gross Aggregate Consideration divided by (y) the aggregate number of shares of Company Common Stock issued and outstanding on a fully diluted basis (including Company Common Stock issuable upon conversion of the Company Series A Preferred Stock and upon exercise of issued and outstanding Company Options, but excluding Company Options reserved for issuance) immediately prior to the Effective Time but excluding any Dissenting Shares.

                                     (14)      "Per Company Option Total Consideration" shall mean, in respect of each Company Option, the Per Common Share Total Consideration minus the Option Exercise Price of such Company Option.

                                     (15)      "Pro Rata Per Share Amount" shall mean, in respect of each share of Company Capital Stock (treating each share of Company Series A Preferred Stock on an as-converted to Common Stock basis) a fraction the numerator of which equals the Per Common Share Total Consideration and the denominator of which equals the Net Aggregate Consideration.

                                     (16)      "Pro Rata Per Option Amount" shall mean, in respect of each Company Option, a fraction the numerator of which equals the Per Company Option Total Consideration for such Company Option and the denominator of which equals the Net Aggregate Consideration.

                          (d)      Payments.

                                     (1)        On the Closing Date (subject to fulfillment of the requirements of Section 1.7(h)) each holder of Company Series A Preferred Stock shall be entitled to receive for each share of Series A Preferred Stock held by such holder the Per Share Liquidation Preference, which amount shall be paid by Purchaser by wire transfer in immediately available funds.

                                     (2)        The Merger Consideration shall be paid by wire transfer in immediately available funds in two installments (or by check for amounts below $25,000 or if the holder of Company Capital Stock shall not have provided wire transfer instructions) as follows: (1) on the Closing Date (subject to fulfillment of the requirements of Section 1.7(h)) each holder of Company Capital Stock shall be entitled to receive for each share of Company Capital Stock held by such holder the Per Share First Installment Merger Consideration and each holder of Entitled Company Options shall be entitled to receive the First Installment Option Payment, and (2) on the four month anniversary of the Closing Date (and, if such date shall not be a business day, on the immediately subsequent business day) (the "Second Installment Date” (subject to fulfillment of the requirements of Section 1.7(h)) each holder of Company Capital Stock shall be entitled to receive for each share of Company Capital Stock held by such holder the Per Share Second Installment Merger Consideration and each holder of Entitled Company Options shall be entitled to receive the Second Installment Option Payment (in each case less the Pro Rata Portion of the Holdback Amount attributable to such holder as determined pursuant to Section 1.8) (the Closing Date and the four month anniversary of the Closing Date, are each referred to as an "Installment Date").  Following the Closing, the obligation of Purchaser to pay the Per Share Second Installment Merger Consideration on the Second Installment Date shall be absolute and unconditional (subject to fulfillment of the requirements of Section 1.7(h)) and each payment of the

Second Installment Merger Consideration will be made without any set-off or counterclaim except as provided in Sections 1.7 and 1.8.

                                     (3)        Notwithstanding any other provision of this Agreement, under no circumstances shall Purchaser have any obligation to pay, or cause the Surviving Corporation to pay to the holders of Company Capital Stock and Company Options pursuant to this Article I an aggregate amount in excess of the sum of the Liquidation Preference plus the Merger Consideration plus any amounts due under Sections 1.10 and 1.7(g).

                          (e)      Cancellation of Company Capital Stock.

                                     (1)        Notwithstanding anything to the contrary set forth herein, at the Effective Time, all shares of Company Common Stock and Company Series A Preferred Stock shall cease to be outstanding and shall be canceled and shall cease to exist, and each holder of a certificate which immediately prior to the Effective Time represented any such shares of Company Common Stock or Company Series A Preferred Stock (a "Company Certificate") shall thereafter cease to have any rights with respect to such shares of Company Common Stock or Company Series A Preferred Stock, respectively, except the right to receive the Per Share Common Stock Consideration and the Per Share Preferred Stock Consideration, respectively and any dividends or other distributions to which holders become entitled all in accordance with Section 1.7 upon the surrender of such Company Certificate.

                                     (2)        Each share of Company Series A Preferred Stock or Company Common Stock issued and owned or held by Purchaser, Merger Sub or the Company at the Effective Time shall, by virtue of the Merger, cease to be outstanding and shall be canceled and no Liquidation Preference or Merger Consideration shall be delivered in exchange therefor.

                          (f)      Capital Stock of Merger Sub.  Each share of common stock, par value $0.0001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time, shall be converted into a validly issued, fully paid and non-assessable share of common stock, par value $0.0001 per share, of the Surviving Corporation as of the Effective Time.

                          (g)      Dissenting Shares.  Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock issued and outstanding immediately prior to the Effective Time held by a holder who has the right to demand and has properly demanded payment for and an appraisal of such shares in accordance with Section 262 of the DGCL (or any successor provision) ("Dissenting Shares") shall not be converted into a right to receive Merger Consideration, but shall have the rights set forth in Section 262 of the DGCL (or any successor provision) unless such holder fails to perfect or otherwise loses such holder's right to such payment or appraisal, if any.  If, after the Effective Time, such holder fails to perfect or loses any such right to appraisal, each such share of such holder shall be converted as of the Effective Time into the right to receive Merger Consideration, without interest, in accordance with this Section 1.7.  The Company shall give prompt notice to Purchaser of any demands received by the Company for appraisal of shares of Company Common Stock, withdrawals of such demands and any other instruments served pursuant to the DGCL received by the Company, and Purchaser shall have the right to participate in and direct all negotiations and proceedings with respect to such demands.  The Company shall not, except with the prior written consent of Purchaser, make any payment with respect to, or settle or offer to settle, any such demands or agree to do or commit to do any of the foregoing.

                          (h)      Surrender of Company Certificates

                                     (1)         Exchange Procedures.  Prior to the Effective Time, the Purchaser shall furnish the Principal Stockholder and cause to be mailed to each other holder of record of a Company Certificate, whose Company Series A Preferred Stock or Company Common Stock will be converted into the right to receive the Per Share Preferred Stock Consideration or Per Share Common Stock Consideration respectively and to each holder of Company Options whose Company Options may be cancelled in exchange for Option Payments (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Company Certificates and Company Options shall pass, only upon receipt of the Company Certificates and Stock Option Notice, as applicable, by Purchaser, and shall be in customary form) and (ii) instructions for use in effecting the surrender of the Company Certificates in exchange for the Per Share Preferred Stock Consideration or Per Share Common Stock Consideration, as applicable and the Company Options in exchange for the Option Payment.  Upon surrender of a Company Certificate or Stock Option Notice for cancellation to the Purchaser or to such other agents as may be appointed by Purchaser, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holder of such Company Certificate shall be entitled to receive on the applicable Installment Date in exchange, the Per Share Preferred Stock Consideration or Per Share Common Stock Consideration which such holder has the right to receive pursuant to Section 1.7 (less, with respect to the Second Installment Date, the pro rata portion of the Holdback Amount attributable to such holder) and the holder of such Stock Option Notice shall be entitled to receive o the applicable Installment Date in exchange, the Option Payment (less, with respect to the Second Installment Date, the pro rata portion of the Holdback Amount attributable to such holder).  No interest shall accrue or be payable with respect to the Per Share Preferred Stock Consideration or Per Share Common Stock Consideration to which such holder is entitled or the Option Payment.

                                     (2)         Allocation Schedule.  Promptly following the date hereof the Company will deliver to Purchaser a schedule setting forth each holder of Company Capital Stock and Company Options as well as the aggregate amount of Per Share Preferred Stock Consideration, Per Share Common Stock Consideration and Option Payments that would be made to such holder assuming no adjustment pursuant to Section 9.3(a).  The Company shall prepare a final schedule as of the Effective Time (the "Final Allocation Schedule") showing the Per Share Preferred Stock Consideration, Per Share Common Stock Consideration and Option Payments to which each holder of Company Capital Stock and Entitled Company Options is entitled on each Installment Date, and the applicable portion of the Per Share Preferred Stock Consideration, Per Share Common Stock Consideration and Option Payments with respect to the Holdback Amount, attributable to such holder on the Second Installment Date, and an officer of the

Company shall certify that the Final Allocation Schedule correctly reflects the calculations required to be made pursuant to this Agreement, and the Company shall deliver the Final Allocation Schedule together with such certification to Purchaser at Closing.

                          (i)      Transfers of Ownership.  If any Liquidation Preference or Merger Consideration is to be distributed to, a name other than that in which the Company Certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the Company Certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange will have paid to Purchaser or any agent designated by it any transfer or other taxes required by reason of the payment of cash to any name other than that of the registered holder of the Company Certificate surrendered, or established to the satisfaction of Purchaser or any agent designated by it that such tax has been paid or is not payable.

                          (j)      No Liability.  Notwithstanding anything to the contrary in this Section 1.7, none of the Purchaser, the Surviving Corporation or any party hereto shall be liable to any person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

                          (k)      No Further Ownership Rights in Company Capital Stock.  All Liquidation Preference or Merger Consideration distributed upon the surrender for exchange of Company Certificates in accordance with the terms hereof shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to such Company Capital Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of Company Capital Stock which were outstanding immediately prior to the Effective Time.  If, after the Effective Time, Company Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

                          (l)      Lost, Stolen or Destroyed Company Certificates.  In the event that any Company Certificates shall have been lost, stolen or destroyed, the Purchaser shall issue and pay in exchange for such lost, stolen or destroyed Company Certificates, upon the making of an affidavit of that fact by the holder thereof, such amount of Liquidation Preference and Merger Consideration as may be required pursuant to Section 1.7; provided, however, that Purchaser may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Company Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Purchaser or the Surviving Corporation with respect to the Company Certificates alleged to have been lost, stolen or destroyed.

                          (m)      Taking of Necessary Action; Further Action.  If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company, the officers and directors of Purchaser, the Company, Principal Stockholder and the Surviving Corporation are fully authorized in the name of their respective entities or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

                          (n)      Withholding.  The Surviving Corporation shall be entitled to deduct and withhold, or cause to be deducted and withheld, from the Liquidation Preference and Merger Consideration or other payments otherwise payable pursuant to this Agreement to any holder of Company Certificates such amounts as are required to be deducted and withheld with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the "Code"), or any provision of applicable state, local or foreign Tax law.  To the extent amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to such holders in respect to which such deduction and withholding was made.  The Surviving Corporation shall pay such amounts withheld to such Governmental Entity as is required by applicable law.

            Section 1.8      Holdback and Escrow

                          (a)      The sum of $5,800,000 of the Second Installment Merger Consideration (the "Holdback Amount") shall not be paid to the former stockholders of the Company and the former holders of Entitled Company Options on the Second Installment Date, and shall instead be held back and retained by Purchaser for the purpose of satisfying any indemnification claims pursuant to Article X.  Each former holder of Company Capital Stock or Entitled Company Options will have its Pro Rata Portion (as defined below) of the Holdback Amount allocated to such holder's shares of Company Common Stock and Company Options and the amount of the Second Installment Merger Consideration or Second Installment Option Payment payable to such holder on the Second Installment Date will be reduced accordingly.  "Pro Rata Portion" means  with respect to each holder of Company Capital Stock or Entitled Company Options, a fraction (x) the numerator of which equals the aggregate amount of Per Share Preferred Stock Consideration, Per Share Common Stock Consideration, Option Payments and Working Capital Distributions paid or payable to such holder (calculated as if the full Working Capital Distribution has or will be paid without any Working Capital Deficiency and as if the Holdback Amount were paid or payable to the holders) and (y) the denominator of which equals the aggregate amount of Per Share Preferred Stock Consideration, Option Payments and Working Capital Distributions paid or payable to all holders of Company Capital Stock and Entitled Company Options (calculated in the same manner as clause (x) above).

                          (b)      The Purchaser shall deposit the Holdback Amount in an escrow account pursuant to the terms of Section 10.1.

            Section 1.9      Stock Options and Employee Bonus Pool

                          (a)      At least ten (10) days prior to the Closing Date, each outstanding option to purchase Company Common Stock (the "Company Options") granted under the Certance Holdings 2001 Share Option Plan (the "Company Stock Plan") shall (subject to the Closing occurring) vest and become exercisable and to the extent not exercised shall terminate as of the Closing pursuant to Sections 1.9(b) and (c) below.

                          (b)      Immediately prior to the Closing, pursuant to Section 7(b) of the Company Stock Plan, each Company Option whether vested or unvested (the "Entitled Company Options”) outstanding as of such time shall terminate and the holder of such option shall, subject to the terms and conditions of this Agreement be entitled to receive cash payments (the "Option

Payment") in exchange for the cancellation of such option equal to the product of (i) the Merger Consideration multiplied by (ii) the Pro Rata Per Option Amount in respect of such Company Option.  All amounts payable pursuant to this Section 1.9 shall be subject to any required withholding of Taxes and shall be paid without interest.  Each holder of Entitled Company Options shall be entitled to receive (x) on the Closing Date (subject to the requirements of Section 1.7(h)) a cash payment equal to the Option Payment in respect of such Entitled Company Option divided by 9 (the "First Installment Option Payment")and (y) on the Second Installment Date (subject to the requirements of Section 1.7(h)) the difference between the Option Payment and the First Installment Cash Payment (the "Second Installment Option Payment" ) (less the Pro Rata Portion of the Holdback Amount attributable to such holder pursuant to Section 1.8).

                          (c)      The Company Stock Plan, each Company Option and each other right related to the equity securities of the Company granted thereunder (the "Company Stock Rights") in each case outstanding immediately prior to the Closing Date shall terminate effective as of the Closing Date and all rights under the Company Stock Plan, the Company Options, the Company Stock Rights and any provision of any other plan, program, agreement or arrangement providing for the issuance or grant of any other interest in respect of the Company capital stock shall be cancelled effective as of the Closing Date.  The Company shall use reasonable efforts to take all action necessary to effectuate the foregoing, including, but not limited to, providing adequate notice and obtaining all consents necessary to (i) cancel all Company Options and Company Stock Rights, and (ii) ensure that, at and after the Closing Date, no person shall have any right under the Company Stock Plan, any agreements thereunder, or any other plan, program, agreement or arrangement with respect to equity securities of Company Holdings and its subsidiaries.

                          (d)      Schedule 1.9(d) sets forth a true and complete list as of the date hereof of all holders (the "Option and Rights Holders") of all outstanding Company Options and Company Stock Rights granted under the Company Stock Plan, and all other outstanding rights to purchase or receive Company capital stock (collectively, the "Company Grants"), the number of shares subject to each such option or right, the grant dates, the exercise and purchase prices, the name and address of each optionee, to the extent applicable, the exercise and vesting schedules and the terms of such options or rights.  On the Closing Date, the Company shall deliver to Purchaser an updated Schedule 1.9(d) current as of such date.

            Section 1.10     Working Capital Distribution

                          (a)      On the Closing Date and prior to the Closing, the Company shall make a cash distribution to its stockholders and payment to holders of Entitled Company Options from cash and cash equivalents on hand (the "Working Capital Distribution”) in an aggregate amount of up to the sum of (x) $34,000,000 and (y) the amount of any cash actually received following the date hereof from the exercise of Company Options.  The Working Capital Distribution will be effected by making a dividend or other distribution in respect of each share of Company Capital Stock equal to the amount of the Working Capital Distribution multiplied by the Pro Rata Per Share Amount and making a payment in respect of each Entitled Company Option equal to the amount of the Working Capital Distribution multiplied by the Pro Rata Per Option Amount in respect of such Entitled Company Option.

                          (b)      Prior to the Closing, any Company Subsidiary may declare and pay dividends or make any other distribution to the Company or any of the Company Subsidiaries.

                          (c)      In the event that there shall not be sufficient cash and cash equivalents on hand to enable the Company to effect a Working Capital Distribution prior to the Closing of $34,000,000 plus cash actually received following the date hereof from the exercise of Company Options (the difference between (x) the aggregate Working Capital Distribution and (y) $34,000,000 plus cash received from the exercise of Company Options, the "Working Capital Deficiency”) then the Surviving Corporation shall make cash payments pursuant to this Section 1.10(c) ("Deficiency Payments") in an amount equal to the cash collected by the Surviving Corporation and its direct and indirect subsidiaries with respect to accounts receivable outstanding as of the Closing Date; provided, that, such amount shall not exceed the Working Capital Deficiency.  Deficiency Payments will be made on a monthly basis, with all accounts receivable collected in a calendar month being paid to the former stockholders and optionholders of the Company on the tenth day of the immediately succeeding month (or if such day is not a business day, the next business day).  Deficiency Payments will be paid to each holder of Company Capital Stock or Entitled Company Options (whether vested or unvested) immediately prior to the Closing in an amount equal to what such holder would have received had such Deficiency Payment been a Working Capital Distribution.  All payments pursuant to this Section 1.10 shall be made without set-off or counterclaim.

                          (d)      Notwithstanding the foregoing, the Purchaser, Surviving Corporation and their direct and indirect subsidiaries shall not be obligated to take any action to accelerate any collection of any account receivable payable to the Company or any Company Subsidiary by changing the terms thereof, directly or indirectly, in writing or orally, by factoring or otherwise; provided, that the Purchaser, the Surviving Corporation and their respective direct and indirect subsidiaries shall use their commercially reasonable efforts to collect such accounts receivable and shall deliver monthly statements to the Principal Stockholder as to the collection.  Prior to the payment in full of the Working Capital Deficiency (if any) the Surviving Company and its subsidiaries will not sell, transfer or otherwise assign the accounts receivable of the Company and its subsidiaries as of the closing other than as security in connection with a credit facility of Purchaser and its subsidiaries.

                          (e)      All amounts payable pursuant to this Section 1.10 shall be subject to any required withholding of Taxes and shall be paid without interest.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

            Any reference to any event, change, condition or effect being "material" with respect to any entity or group of entities means any event, change, condition or effect which (i) is material to the financial condition, assets (including intangible assets), business or results of operations of such entity and its Affiliated Group, taken as a whole, or (ii) would prevent or materially alter or delay any of the transactions contemplated by this Agreement or the Ancillary Agreements.  The term "Affiliated Group" means an entity, the direct and indirect subsidiaries of such entity, such entity's parent company (which in the case of the Company and each Company

Subsidiary shall be the Company) and such parent company's direct and indirect subsidiaries.  Any reference to a "Company Material Adverse Effect" means any event, change or effect that (x) is materially adverse to the financial condition, assets (including intangible assets), business or results of operations of the Company and the Company Subsidiaries, taken as a whole, or (y) would prevent or materially alter or delay any of the transactions contemplated by this Agreement except, in the case of (x) above, to the extent that such event, change, condition or effect results from (A) any change in general economic conditions or capital market conditions, (B) any event, change, or effect affecting the industry generally in which the Company and the Company Subsidiaries operate, (C) any distribution to the Company' stockholders permitted under this Agreement, and (D) any event, change, condition or effect (including but not limited to, a decline in the earnings or revenues of the Company) to the extent resulting from the market anticipation, the announcement or the pendency of the Merger.

            Any reference to a party's "knowledge" means (i) with respect to any natural person, the actual knowledge of such person, (ii) with respect to the Company, the actual knowledge of Michael Cox, Michelle Vilchuck, Howard Matthews, Mike Orgill, Jim Wold, John Moore, Jack Carrao, Mike Lakowicz, and solely for purposes of Section 2.16, Doug Lockwood; provided, with respect to clause (ii), that such persons shall have actual knowledge of facts and circumstances that would lead a reasonably prudent person to inquire further and more likely than not gain actual knowledge of a particular matter, such person shall be deemed to have actual knowledge of such matter unless they made such further inquiry.

            Any reference to a "Company Subsidiary" shall mean any corporation, partnership, limited liability company, joint venture or other legal entity of which the Company (either alone or through or together with any other Company Subsidiary) owns, directly or indirectly, fifty percent (50%) or more of the stock or other equity or partnership interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.  Reference to "Company Subsidiaries" shall be deemed to include all direct and indirect Company Subsidiaries, including, but not limited to Certance (US) Holdings, Inc., a Delaware corporation ("Certance US Holdings"), Certance International, a Company organized under the laws of the Cayman Islands ("Certance International"), Certance (M) Sdn Bhd, a company organized under the laws of Malaysia ("Certance Malaysia"), Certance (UK) Distribution Limited, a company organized under the laws of the United Kingdom ("Certance UK"), and Certance LLC, a Delaware limited liability company ("Certance LLC").

            Except as disclosed in that section of the document of even date herewith delivered by the Company to Purchaser prior to the execution and delivery of this Agreement (the "Company Disclosure Schedule") corresponding to the applicable numbered and lettered sections and subsections of this Article II to which any of the following representations or warranties pertain (provided, however, that the disclosure of an item in one Section of the Company Disclosure Schedule shall be deemed a disclosure in another Section or Sections of the Company Disclosure Schedule if and to the extent that it is reasonably apparent that such disclosure is applicable to such other Section or Sections), the Company hereby represents and warrants to Purchaser and Merger Sub as follows:

            Section 2.1      Organization, Qualification, Standing and Power of Company and Its Subsidiaries

            Section 2.1 of the Company Disclosure Schedule lists for the Company and each Company Subsidiary its respective jurisdiction of incorporation.  Company and each Company Subsidiary is a corporation, limited liability company or other entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization.  Each of the Company and each Company Subsidiary has the requisite power to own its properties and to carry on its business as now being conducted and as currently proposed to be conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the failure to have such power or be so qualified and in good standing would have a Company Material Adverse Effect.  The Company has made available to Purchaser or its counsel a true and correct copy of the governing documents of the Company and each Company Subsidiary, each as amended to date.  Neither the Company nor any Company Subsidiary is in violation of any of the provisions of its governing documents.

            Section 2.1 of the Company Disclosure Schedule sets forth a true and complete list of all of the Company Subsidiaries as of the date hereof, indicating the name, jurisdiction of organization and the Company's equity interest in, each such entity, and each of such entity's officers and directors.  Other than with respect to the Company Subsidiaries, the Company does not own, directly or indirectly, any capital stock or other equity securities of any corporation, partnership, joint venture or other business association or entity.

            Section 2.2      Authority; Consents and Approvals; No Violations

                          (a)      The Company has all requisite corporate power and authority to enter into this Agreement and the other agreements set forth in the exhibits hereto (collectively, the "Ancillary Agreements") and to consummate the transactions contemplated hereby and thereby.  The execution and delivery of this Agreement and the Ancillary Agreements and the consummation by the Company of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Company, have been approved with respect to the de-registration of the Company from the Cayman Islands to the State of Delaware by the holder of requisite number of voting shares of the Company in accordance with the Companies Law (2004 Revision) of the Cayman Islands (the "Companies Law") and the Company's Memorandum and Articles of Association, and other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Merger and the other transactions contemplated hereby, subject only to the filing of the certificate of domestication, certificate of incorporation, and Certificate of Merger of the Company pursuant to DGCL and the filing of the special resolution, directors' resolutions, undertaking, notice affidavit and payment of fees required by Section 226 of the Companies Law to de-register the Company from the Cayman Islands.  This Agreement has been, and each of the Ancillary Agreements when delivered at the Closing will be, duly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof by Purchaser and Merger Sub, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except to the extent that enforceability may be limited by the effect, if any, of (i) any applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting the enforcement of creditors' rights generally, (ii) general principles of equity, regardless of whether such enforceability is considered in a proceeding at law or in equity, and (iii) the enforceability of provisions requiring indemnification.

                          (b)      The execution and delivery of this Agreement or any Ancillary Agreement by the Company does not, and the consummation by the Company of the transactions contemplated hereby and thereby will not, conflict with, result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under (i) any provision of the Company's Memorandum and Articles of Association (prior to domestication) or Certificate of Incorporation and Bylaws (subsequent to domestication) or the governing documents of any Company Subsidiary, (ii) any Material Contract or, subject to compliance with the requirements set forth in Section 2.2(c) below, any material permit, concession, franchise, license, judgment, order decree, statute, law, ordinance, rule or regulation applicable at such time to Company or the Company Subsidiaries or any of their properties or assets.

                          (c)      Except for such filings as may be required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") and any applicable foreign antitrust law, no notice to, filing with, and no permit, authorization, consent, approval, order or authorization of, or registration, declaration or filing with, any arbitrator, court, nation, government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, government (a "Governmental Entity"), is required to be obtained or made by the Company or any Company Subsidiary in connection with the execution and delivery of this Agreement or the consummation by Company of the Merger and the other transactions contemplated by this Agreement or any Ancillary Agreement, except for (i) the filing of the special resolution, directors resolutions, undertaking, notice, affidavit and payment of fees required by Section 226 of the Companies Law to de-register Company from the Cayman Islands, (ii) the filing of the certificate of domestication and certificate of incorporation with the Secretary of State of the State of Delaware, (iii) the filing of the Certificate of Merger of the Company with the Secretary of State of the State of Delaware, (iv) such filings as may be required under the HSR Act and any applicable foreign antitrust law, (v) such consents, approvals, orders, authorizations, registrations, declaration and filings as may be required under applicable state securities or "blue sky" laws and the securities laws of any foreign country, and (vi) such other consents, authorizations, filings, approvals and registrations which if not obtained or made would not, individually or in the aggregate,be material to Company, Purchaser or the Surviving Corporation or materially adversely affect the ability of the parties hereto to consummate the Merger within the time frame in which the Merger would otherwise be consummated in the absence of the need for such consent, approval, order, authorization, registration, declaration or filings.

            Section 2.3      Litigation

            As of the date hereof, there is no private or governmental action, suit, proceeding, claim, charge, arbitration or investigation pending before any agency, court or tribunal, foreign or domestic, or, to the knowledge of the Company, threatened in writing against the Company or any Company Subsidiary, any of their respective properties or officers or directors (in their capacities as such).  There is no judgment, decree or order against the Company or any Company Subsidiary or, to the knowledge of the Company, any of their respective directors or officers (in their capacities as such), that could prevent, enjoin, or materially alter or delay any of the transactions contemplated by this Agreement, or that would reasonably be expected to have a Company Material Adverse Effect.  There is no litigation that the Company or any Company Subsidiary has pending against other parties as of the date hereof.

            Section 2.4      Brokers or Finders

            Except as disclosed in Section 2.4 of Company Disclosure Schedule, none of Company nor any Company Subsidiary or affiliates (within the meaning of Rule 12b-2 under the Securities Act) of the Company has incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or investment bankers' fees or any similar charges in connection with this Agreement or any transaction contemplated hereby.

            Section 2.5      Vote Required

            The affirmative vote of the Principal Stockholder is the only vote of the holders of any of the Company's securities necessary to approve this Agreement and the Ancillary Agreements, the Merger and the other transactions contemplated hereby and thereby.

            Section 2.6      Board Approval and Recommendation

            The Board of Directors of the Company has unanimously (i) approved this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby, (ii) determined that the transactions contemplated herein and therein are advisable and in the best interests of the stockholders of the Company and on terms that are fair to such stockholders and (iii) recommended that the stockholders approve the Merger.

            Section 2.7      Written Consent

            Concurrently with the execution of this Agreement, the Principal Stockholder has executed and delivered to Purchaser the Stockholder Written Consent, pursuant to which, among other things, the Principal Stockholder consents to the approval and adoption of this Agreement and the consummation of the transactions contemplated hereby.

            Section 2.8      Capitalization; Title to the Securities

                          (a)      Capitalization.  As of the date hereof:

                                     (1)        the authorized capital stock of the Company consist of 30,000,000 shares of Company Common Stock, $0.0001 par value per share, of which no shares are issued and outstanding, and 22,500,000 shares of preferred shares, of which 20,000,000 shares have been designated Company Series A Preferred Stock, $0.0001 par value per share, all of which are issued and outstanding.  As of the date hereof, 5,765,144 shares of Company Common Stock are reserved for issuance upon the exercise of Company Options that have been granted and 754,856 shares of Company Common Stock are reserved for future issuance pursuant to the Company Stock Plan.  All of the outstanding shares of Company Capital Stock and all shares of Company Common Stock which may be issued pursuant to the exercise of outstanding Company Options will be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and non-assessable.  The rights, preferences and privileges of the Company Capital Stock are set forth in the Memorandum and Articles of Association, a true and correct copy of which has previously been delivered to Purchaser;

                                     (2)        Principal Stockholder owns all of the issued and outstanding shares of Company Capital Stock as of the date hereof.  Certance Holdings owns all of the issued and outstanding securities of (a) Certance (US) Holdings and (b) Certance International.  Certance (US) Holdings owns all the issued and outstanding securities of Certance LLC.  Certance International owns all the issued and outstanding securities of (x) Certance UK and (y) Certance Malaysia.  The capitalization of the Company and the Company Subsidiaries is Section forth in Section 2.8(a).

            Except as set forth above or in Section 2.8(a) of the Company Disclosure Schedule, as of the date hereof, with respect to the Company and each Company Subsidiary, (i) no securities of the Company or any Company Subsidiary are authorized, issued or outstanding; (ii) there are no existing options, warrants, calls, preemptive rights, indebtedness having general voting rights or debt convertible into securities having such rights ("Voting Debt") or subscriptions or other rights, agreements, arrangements or commitments of any character, relating to the issued or unissued capital stock or equity interests of such company obligating such company to issue, transfer or sell or cause to be issued, transferred or sold any shares of capital stock or Voting Debt of, or other equity interest in, such company or securities convertible into or exchangeable for such shares or equity interests, or obligating such company to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment; (iii) there are no outstanding contractual rights or obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any capital stock or equity interests of the Company or any Company Subsidiary or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any other entity; and (iv) there are no outstanding rights of the Company or any Company Subsidiary to repurchase unvested shares of capital stock or equity interests.

            There are no voting trusts or other agreements or understandings to which the Company or any Company Subsidiary is a party with respect to the voting of the capital stock or equity interests of any such company.

            Following the Closing Date, no holder of Company Options will have any right to receive capital stock or equity interests of the Company or any Company Subsidiary upon exercise of Company Options.  Except as set forth in Section 2.8(a) of the Company Disclosure Schedule, none of the outstanding Company Options permit any accelerated vesting or exerciseability of those options by reason of any of the transactions contemplated by this Agreement.

                          (b)      Section 2.8(b) of the Company Disclosure Schedule sets forth a true, complete and correct list of all Indebtedness of the Company and each Company Subsidiary as of the date of this Agreement.  No Indebtedness of the Company or any Company Subsidiary contains any restriction upon (i) the prepayment of any of such Indebtedness, (ii) the incurrence of Indebtedness by the Company and the Company Subsidiaries, or (iii) the ability of the Company or the Company Subsidiaries to grant any lien on its properties or assets.  For purposes of this Agreement, "Indebtedness" shall mean (i) all indebtedness for borrowed money or for the deferred purchase price of property or services (other than current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices), (ii) any other indebtedness that is evidenced by a note, bond, debenture or similar instrument, (iii) all obligations under any leases required to be capitalized in accordance with GAAP and (iv) all guarantee obligations relating to any Indebtedness described in clause (i), (ii) or (iii) herein.

                          (c)      Title to the Shares.  Section 2.8(c) of the Company Disclosure Schedule sets forth a true, complete and correct list of each legal and beneficial owner of the securities of each Company Subsidiary and the number and class of such securities owned by each such owner.

            Section 2.9      Financial Statements

            Included in Section 2.9 of the Company Disclosure Schedule are the audited balance sheet of Company and the Company Subsidiaries as of July 2, 2004 (the "July 2, 2004 Balance Sheet"), and the related statements of results of operations and, with respect to the audited financial statements, statements of cash flows for the fiscal year then ended, including, the notes thereto (the "Financial Statements").  The Financial Statements for the year ended July 2, 2004 have been audited by Ernst & Young LLP, Company's independent accountants.  The Financial Statements fairly present, in all material respects, in accordance with United States generally accepted accounting principles ("U.S. GAAP"), consistently applied (except as may be indicated in notes thereto), the consolidated financial position of Company and the Company Subsidiaries as of such dates and its results of operations and cash flows for such fiscal period.

            Section 2.10     Absence of Certain Changes

            Except as and to the extent set forth in the Financial Statements or in Section 2.10 of the Company Disclosure Schedule, from July 2, 2004 (the "Balance Sheet Date") to the date hereof, except as contemplated by this Agreement, the Company and each Company Subsidiary has not:

                          (a)      suffered any Company Material Adverse Effect;

                          (b)      incurred any liabilities or obligations (absolute, accrued, contingent or otherwise) which exceed $10,000 in the individual and $50,000 in the aggregate, except items incurred in the ordinary course of business, consistent with past practice;

                          (c)      paid, discharged or satisfied any material claims, liabilities or obligations (absolute, accrued, contingent or otherwise) other than in the ordinary course of business, consistent with past practice;

                          (d)      permitted or allowed any of their properties or assets (real, personal or mixed, tangible or intangible) to be subjected to any liens, except for liens for current taxes not yet due or liens the incurrence of which would not have a Company Material Adverse Effect;

                          (e)      cancelled or waived any debt, claims or rights that are material to the Company and the Company Subsidiaries, taken as a whole;

                          (f)      sold, transferred, or otherwise disposed of any of their material properties or assets (real, personal or mixed, tangible or intangible), except in the ordinary course of business, consistent with past practice;

                          (g)      granted any increase in the compensation or benefits payable or to become payable to any director, officer, employee or consultant of the Company or any Company Subsidiary (including any such increase pursuant to any bonus, pension, profit-sharing, incentive compensation or other plan or commitment), except, in the case of employees other than officers of the Company, for such increases in compensation or benefits made in the ordinary course of business, consistent with past practice;

                          (h)      made any change in severance policy or practices;

                          (i)      entered into any operating lease involving lease payments of more than $75,000 per year;

                          (j)      made any capital expenditure or acquired any property, plant and equipment not in accordance with the budgeted capital expenditures provided to the Purchaser prior to the date hereof and for a cost in excess of $75,000 individually;

                          (k)      declared, paid or set aside for payment any dividend or other distribution in respect of their respective capital stock or redeemed, purchased or otherwise acquired, directly or indirectly, any shares of capital stock or other securities of the Company, except for dividends or distributions that are contemplated by this Agreement;

                          (l)      made or changed any material election in respect of Taxes, adopted or changed any material accounting method in respect of Taxes (other than as required by applicable law or regulations), entered into any closing agreement, settled or compromised any claim or assessment in respect of Taxes, or consented to any extension or waiver of the statutory period of limitations applicable to any material claim or assessment in respect of Taxes;

                          (m)      made any material change to its accounting methods, principles, policies, procedures or practices, except as may be required by U.S. GAAP;

                          (n)      paid, loaned or advanced any material amount to, or sold, transferred or leased any material properties or assets (real, personal or mixed, tangible or intangible) to, or entered into any material agreement or arrangement with, the Principal Stockholder or any direct or indirect subsidiary of Principal Stockholder (other than the Company and the Company Subsidiaries), any of their respective officers, directors, except for directors' fees, and compensation to officers at rates not inconsistent with the Company's past practice; or

                          (o)      agreed, whether in writing or otherwise, to take any action described in this Section 2.10.

            Section 2.11     Absence of Undisclosed Liabilities

            Except as and to the extent provided in the July 2, 2004 Balance Sheet, neither the Company nor any Company Subsidiary had at the Balance Sheet Date any liabilities required under GAAP to be set forth on a consolidated balance sheet (whether contingent or absolute, direct or indirect, known or unknown to the Company and the Company Subsidiaries or matured or unmatured or otherwise) that were not reflected or reserved against in accordance with GAAP in the July 2, 2004 Balance Sheet or incurred other than in the ordinary course of business, consistent with past practice.

            Section 2.12     Restrictions on Business Activities

            There is no agreement, judgment, injunction, order or decree binding upon the Company or any Company Subsidiary which has or would reasonably be expected to have the effect of prohibiting or impairing in any material respect any current business practice of the Company or the Company Subsidiaries, any acquisition of property, by the Company or the Company Subsidiaries or the conduct of business by the Company or the Company Subsidiaries as currently conducted.

            Section 2.13     Governmental Authorization

            The Company and each Company Subsidiary obtained and has maintained, in full force and effect, in each case to the extent required by applicable law, each governmental consent, license, permit, grant, or other authorization of a Governmental Entity (i) pursuant to which the Company and such Company Subsidiary currently operates or holds any interest in any of its properties or (ii) that is required for the operation of the business of the Company or any of its Subsidiaries or the holding of any such interest ((i) and (ii) are herein collectively called "Company Authorizations"), and all of such Company Authorizations are in full force and effect, except where the failure to obtain or maintain in full force and effect any such Company Authorizations would not reasonably be expected to have a Company Material Adverse Effect.

            Section 2.14     Title to Property

            Each of the Company and each Company Subsidiary has good and valid title to all of its properties and assets, real and personal, reflected in the July 2, 2004 Balance Sheet or acquired after the July 2, 2004 Balance Sheet Date (except properties and assets sold or otherwise disposed of since the Balance Sheet Date in the ordinary course of business, consistent with past practice), or with respect to leased properties and assets, valid leasehold interests in, free and clear of all mortgages, liens, pledges, charges or encumbrances of any kind or character, except (i) liens for current taxes not yet due and payable, (ii) such imperfections of title, liens and easements as do not and will not materially detract from or interfere with the use or value of the properties subject thereto or affected thereby for the purposes currently utilized, or otherwise materially impair business operations involving such properties, (iii) liens securing debt which are reflected on the July 2, 2004 Balance Sheet, and (iv) security interests disclosed on Section 2.14 of the Company Disclosure Schedule.

The property and equipment of the Company and each Company Subsidiary that are used in the operations of the business of the Company and each Company Subsidiary are in good operating condition and repair, subject to normal wear and tear except as would not reasonably be expected to have a Company Material Adverse Effect.

            Section 2.15     Technology and Intellectual Property

            As used in this Agreement, the following defined terms have the meaning set forth below:

            "Company Intellectual Property Rights" means any Intellectual Property Rights (i) developed by or for the Company or any Company Subsidiary, (ii) purchased from a third party, or (iii) represented in writing by a representative of the Company or any Company Subsidiary as being owned thereby; provided, in the case of (i) and (ii), that the Company or Company Subsidiary has not subsequently divested the Intellectual Property Rights in question.

            "Company Registered Intellectual Property Rights" means Registered Intellectual Property Rights within the Company Intellectual Property Rights.

            "Computer Software" shall mean all computer programs, databases, data collections (in each case, whether in human-readable, machine readable, source code or object code form) and documentation related to, or any compilations of, the foregoing.

            "Domain Names" means Internet domain name registrations and applications therefor.

            "Intellectual Property Rights" means any or all legal rights in, arising out of or associated with any patents, trade secrets, copyrights, trademarks or Domain Names.

            "License Agreements" means all material written agreements between the Company, or any Company Subsidiary, and third parties (including, without limitation, license agreements, cross-license agreements, research agreements, development agreements, distribution agreements, end-user license agreements, settlement agreements, consent to use agreements and covenants not to sue), other than those which have expired or been terminated for reasons unrelated to breach, and in which:  (i) such third party has licensed or granted to the Company or any Company Subsidiary any right to use, exploit or practice any of such third party's Intellectual Property Rights or Technology ("Inbound License Agreements"); or (ii) the Company or any Company Subsidiary has:  (x) granted to such third party any right to use, exploit or practice any Company Intellectual Property Rights or Technology, or (y) has agreed to any restriction on the right of Company or any Company Subsidiary (as the case may be) to use or enforce any Company Intellectual Property Rights or Company Technology ((x) and/or (y), "Outbound License Agreements").

            "Registered Intellectual Property Rights" shall mean any legal rights in, arising out of or associated with any applications for, or registrations or issuances of, any Intellectual Property Rights before or by any authority charged with issuing or registering any of the Intellectual Property Rights, other than those which have been formally abandoned or formally allowed to lapse by the Company in the ordinary course of business in accordance with the exercise of reasonable business judgment.

            "Technology" means all processes, formulae, algorithms, technical data, models, plans, methodologies, theories, ideas, techniques, discoveries, disclosures, inventions, Computer Software, information or know-how, and other technological subject matter.

                          (a)      Ownership of Intellectual Property Rights.  Section 2.15(a) of the Company Disclosure Schedule lists all Company Registered Intellectual Property Rights, and all of the Company's and Company Subsidiaries' written invention disclosure submissions that have not yet been filed as a patent application as of the date hereof.  The Company and the Company Subsidiaries together own all right, title, and interest, free and clear of all encumbrances in and to all Company Intellectual Property Rights, has the sole right to enforce the foregoing, and with respect to Company Registered Intellectual Property Rights is listed in the records of the appropriate United States, state or foreign authority as the sole owner for each item thereof.

                          (b)      Software.  Software.  For purposes of this section, "Company Software" means all Computer Software (other than Computer Software that is generally available on nondiscriminatory pricing terms and which has an individual acquisition cost of $2500 or less, hereafter "Non-Material Computer Software") that is owned, licensed, leased or otherwise used in the business of the Company or the Company Subsidiaries, and that is included in any of their good or services.  No source code for any Company Software has been delivered, licensed, or is subject to any source code escrow obligation, to a third party.  No portion of the Company Software is subject to any "open source" license (whether to or from a third party).

                          (c)      Licenses.  Section 2.15(c) of Company Disclosure Schedule lists all License Agreements, other than for Non-Material Computer Software.  Each such listed License Agreement specifies the names of the parties thereto and whether the License Agreement is an Inbound License Agreement or an Outbound License Agreement.  To the knowledge of the Company and the Company Subsidiaries, as of the Effective Time (i) each License Agreement is valid and binding on all parties thereto and enforceable in accordance with its terms, (ii) none of the Outbound License Agreements from the Company or any Company Subsidiary grants any third party exclusive rights, or the right to sublicense, under any Company Intellectual Property Rights, (iii) the Company and the Company Subsidiaries have not performed any act, or permitted any omission, that would give rise to a right of termination under any of such License Agreements, and all other parties to such License Agreements have not performed any act, or permitted any omission, that would give rise to a right of termination under any of such License Agreements, and (iv) absent any change in the conduct of the business of the Company and the Company Subsidiary by, or at the direction of, the Purchaser, following the Closing Date, the Company and the Company Subsidiaries will be permitted to exercise all of their rights under such License Agreements to the same extent the Company and the Company Subsidiaries would have been able to had the Merger not occurred and without the payment of any additional consideration other than the same, ongoing fees, royalties or payments which the Company and the Company Subsidiaries (as the case may be) would otherwise have been required to pay had the Merger not occurred (except where the inability to exercise such rights would not reasonably be expected to produce a Company Material Adverse Effect).

                          (d)      Sufficiency.  The Company and the Company Subsidiaries together own all right, title and interest in and to, or have licensed the right to exploit, all material Intellectual Property Rights used in or necessary for the conduct of the ordinary business of the Company and the Company Subsidiaries as of the Effective Time.

                          (e)      No Restrictions.  To the knowledge of the Company and the Company Subsidiaries, there are no forbearances to sue, consents, judgments, orders or similar obligations, other than the License Agreements, that do or may:  (i) materially restrict the rights of the Company and any Company Subsidiary to use or enforce any of its Intellectual Property Rights; (ii) materially restrict the conduct of the business of the Company and any Company Subsidiary in order to accommodate a third party's Intellectual Property Rights; or (iii) permit third parties to use any Company Intellectual Property Rights.

                          (f)      No Infringement by Company.  The Company and the Company Subsidiaries do not have any knowledge of any written or substantiated oral allegations, facts or circumstances to the effect that the conduct of the business of the Company or any Company Subsidiary, or any act, product or service thereof, has, does or may infringe, misappropriate or otherwise violate the Intellectual Property Rights of any third party or constitute unfair competition or unfair trade practices under the laws of any jurisdiction in which the Company or any Company Subsidiary conducts its business as of the Effective Time.  Neither the Company nor any Company Subsidiary has obtained opinions or memoranda of counsel relating to infringement, validity or enforceability of any third party Intellectual Property Rights.

                          (g)      No Third Party Infringers.  To the knowledge of the Company and the Company Subsidiaries, no person has infringed, misappropriated, or otherwise violated, or is infringing, misappropriating, or otherwise violating, any Company Intellectual Property Rights.

                          (h)      Validity and Enforceability.  To the knowledge of the Company and the Company Subsidiaries the Company Intellectual Property Rights are subsisting, in full force and effect, are valid and enforceable, and (in the case of Company Registered Intellectual Property Rights) have not expired or been cancelled or formally abandoned.  To the knowledge of the Company and the Company Subsidiaries, (i) neither the Company nor any Company Subsidiary has done, or failed to do, any act or thing which may prejudice the validity or enforceability of any Company Intellectual Property Rights, and (ii) all necessary registration, maintenance and renewal fees currently due in connection with any Registered Company Intellectual Property Rights have been made and all necessary documents, recordations and certificates in connection with such Registered Company Intellectual Property Rights have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Registered Company Intellectual Property Rights.

                          (i)      Patent Prosecution.  To the knowledge of the Company and the Company Subsidiaries, each of the patents and patent applications within the Company Registered Intellectual Property Rights has been prosecuted in material compliance with all applicable rules, policies, and procedures of the United States Patent and Trademark Office or applicable foreign patent agencies.

                          (j)      Third Party Developers.  To the extent that any material Technology has been developed or created by a third party (including any current or former employee of Company or any Company Subsidiary), the Company or any Company Subsidiary (as the case may be) has a written agreement with such third party pursuant to which the Company and the Company Subsidiary thereby either:  (i) have, pursuant to such agreement obtained sole ownership of, and the sole right to enforce, all Intellectual Property Rights arising therefrom; or (ii) have obtained a valid and unrestricted right to exploit, sufficient for the conduct of its business as conducted as of the Effective Time, all Intellectual Property Rights relating thereto.

                          (k)      Trade Secrets.  To their knowledge, the Company and the Company Subsidiaries have taken all steps reasonably necessary to protect their trade secrets and any trade secrets of third parties provided thereto (where such protection was required pursuant to a written or oral agreement with such third party) according to the laws of the applicable jurisdictions where such trade secrets are developed, practiced or disclosed.  Without limiting the foregoing, the Company and the Company Subsidiaries have used commercially reasonable efforts to enforce a policy requiring all personnel and third parties having access to such trade secrets to execute a written agreement which provides commercially reasonable protection for such trade secrets and which does not allow use or disclosure of such trade secrets by the recipient upon the expiration of any specified period of time.  Except pursuant to such agreements, there has been no disclosure by Company or any Company Subsidiary of any such trade secrets, and, to the knowledge of Company, no party to any such agreement is in breach thereof.

                          (l)      Result of the Transaction.  The consummation of the Merger will not:  (i) result in the breach, modification, cancellation, termination, or suspension of any material License Agreement, or give any party to any material License Agreement (other than the Company or any Company Subsidiary) the right to modify, cancel, terminate or suspend such License Agreement, and (ii) result in the material loss, impairment or modification of Company's or any Company Subsidiary's ownership of any Company Intellectual Property Rights, or the right to use any third party Intellectual Property Rights.

                          (m)      NEC Agreement.  The Agreement dated as of October 10, 2001 between NEC Corporation, a Japanese corporation, and the Company (the "NEC Agreement”) is not material to the Company or any of the Company Subsidiaries in any respect and the effect of the Merger and the other transactions contemplated hereby on the NEC Agreement will not have any material impact on the Company or any of the Company Subsidiaries.

                          (n)      Privacy.  To the Company's and the Company Subsidiaries' knowledge, (a) the Company and the Company Subsidiaries have at all times complied with all applicable Legal Requirements, agreements, and rules, policies and procedures established by the Company or the Company Subsidiaries, relating to privacy, data protection and the collection and use of personal information and user information gathered or accessed in the course of the operations of the Company or any of the Company Subsidiaries (except where the absence of such compliance would not reasonably be expected to produce Company Material Adverse Effect), and (b) no written claims have been asserted or threatened in writing against the Company or any Company Subsidiary (or are likely to be asserted or threatened) by any person or entity alleging a violation of any of the foregoing.

            Section 2.16     Environmental Matters

                          (a)      The Company and each Company Subsidiary is in material compliance with all applicable Environmental Laws, which compliance includes, but is not limited to the possession by the Company and each Company Subsidiary of all material permits and other material governmental authorizations required under all applicable Environmental Laws, and material compliance with the terms and conditions thereof.  None of the Company nor any Company Subsidiary has received any communication (written or, if oral, likely to result in a substantial claim), whether from a governmental authority, citizens group, employee or otherwise, that alleges that the Company or any Company Subsidiary is not in such material compliance, and, to the knowledge of the Company, there are no circumstances that may prevent or interfere with such material compliance in the future.

                          (b)      There is no material Environmental Claim pending or, to the Company's knowledge, threatened against the Company or any Company Subsidiary or against any person or entity whose liability for any Environmental Claim the Company or any Company Subsidiary has retained or assumed either contractually or by operation of law.

                          (c)      To the knowledge of the Company, there are no past or present actions, activities, circumstances, conditions, events or incidents, including, without limitation, the release, emission, discharge, presence or disposal of any Material of Environmental Concern, that could form the basis of any material Environmental Claim against the Company or any Company Subsidiary or against any person or entity whose liability for any Environmental Claim the Company or any Company Subsidiary has retained or assumed either contractually or by operation of law.

                          (d)      Without in any way limiting the generality of the foregoing, (i) there are no on‑site or off-site locations where the Company or any Company Subsidiary has stored, disposed or arranged for the disposal of Materials of Environmental Concern that could reasonably be expected to form an Environmental Claim, except as identified in Section 2.16(d) of the Company Disclosure Schedule, (ii) there are no underground storage tanks located on any property owned, leased or operated by the Company or any Company Subsidiary, except as identified in Section 2.16(d) of the Company Disclosure Schedule, (iii) except as set forth in Section 2.16(d) of the Company Disclosure Schedule, there is no material quantity of asbestos contained in or forming part of any building, building component, structure or office space owned, leased or operated by the Company or any Company Subsidiary, and (iv) except as set forth in Section 2.16(d) of the Company Disclosure Schedule, no polychlorinated biphenyls (PCBs) or PCB-containing items are used or stored at any property owned, leased or operated by the Company or any Company Subsidiary except in material compliance with all applicable Environmental Laws.

                          (e)      The Company and the Company Subsidiaries have provided to Purchaser all material assessments, reports, data, results of investigations or audits, and other material information that is in the possession of or reasonably available to the Company and the Company Subsidiaries regarding environmental matters pertaining to or the environmental condition of the business of the Company and the Company Subsidiaries, or the compliance (or noncompliance) by the Company and the Company Subsidiaries with any Environmental Laws.

                          (f)      The Company and the Company Subsidiaries are not required by virtue of the transactions set forth herein and contemplated hereby, or as a condition to the effectiveness of any transactions contemplated hereby, (i) to perform a site assessment for Materials of Environmental Concern, (ii) to remove or remediate Materials of Environmental Concern, (iii) to give any material notice to or receive any material approval from any governmental authority, or (iv) to record or deliver to any person or entity any material disclosure document or statement pertaining to environmental matters.

                          For purposes of this Agreement:

                          (1)      "Environmental Claim" means any claim, action, cause of action, investigation or notice (written or, if oral, reasonably likely to result in a substantial claim) by any person or entity alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (a) the presence, or release into the environment, of any Material of Environmental Concern at any location, whether or not owned or operated by the Company or any Company Subsidiary or (b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

                          (2)      "Environmental Laws" means all federal, state, local and foreign laws and regulations and common laws relating to pollution or protection of human health (to the extent relating to the environment or exposure to Materials of Environmental Concern) or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata, and natural resources), including, without limitation, laws and regulations relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern.

                          (3)      "Materials of Environmental Concern" means pollutants, contaminants, wastes, toxic substances or chemicals, hazardous substances, toxic or hazardous chemicals, petroleum and petroleum products, asbestos or asbestos-containing materials or products, polychlorinated biphenyls, lead or lead-based paints or materials, radon, or toxic fungus or mold.

            Section 2.17    Taxes

                          (a)     Each of the Company and the Company Subsidiaries (i) has duly and timely filed (or there has been filed on its behalf) with the appropriate Tax Authorities all material Tax Returns required to be filed by it, and (ii) has duly paid in full (or there has been paid on its behalf), all material Taxes that are due and payable.  The Company has adequately provided reserves (in accordance with GAAP) on the Balance Sheet for all material Taxes that have accrued but are not yet due and payable as of the Balance Sheet Date.  The Company and the Company Subsidiaries have timely withheld and paid over to the relevant Tax Authority all material Taxes required to be withheld and paid over for all periods, including withholding in connection with payments to employees, independent contractors, creditors, stockholders, partners or other third parties.

                          (b)      There are no liens for Taxes upon any property or assets of the Company and the Company Subsidiaries except for liens for Taxes not yet due.

                          (c)      No Federal, state, local or foreign Audits are pending with regard to any Taxes or Tax Returns of the Company or any of the Company Subsidiaries and no such Audit is threatened in writing.  No issue has been raised by any Tax Authority  in writing in any Audit of the Company and the Company Subsidiaries that if raised with respect to any other period not so audited could be expected to result in a proposed deficiency or adjustment for any period not so audited.

                          (d)      Neither the Company nor any of the Company Subsidiaries (i) is a party to any agreement providing for the allocation, indemnification, or sharing of Taxes or any liability in respect of Taxes (ii) is obligated to indemnify any Person for Taxes or any tax related matter, and (iii) has assumed the Tax or tax related liability of any Person.

                          (e)      Neither the Company nor any of the Company Subsidiaries have been a member of any "affiliated group" (as defined in Section 1504(a) of the Code) or any combined, consolidated or unitary group and are not subject to Treasury regulation section 1.1502-6 or 1.1502-78 or any similar provision under foreign, state, or local law.

                          (f)      Certance US Holdings is not, nor has it been, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

                          (g)      No Tax Authority has asserted in writing that the Company or any of the Company Subsidiaries are responsible for the payment of any additional Taxes that have not been resolved and fully paid.

                          (h)      Neither the Company nor any of the Company Subsidiaries have received notice of any claim made by a Tax Authority in a jurisdiction where they do not file Tax Returns that they are or may be subject to taxation by that jurisdiction.

                          (i)      Neither the Company nor any of the Company Subsidiaries have (i) applied for or received a ruling or similar document from any Tax Authority or signed an agreement with respect thereto or (ii) signed any closing agreement with respect to any Tax year.

                          (j)      Neither the Company nor any of the Company Subsidiaries have waived any statutory period of limitations for the assessment of any Tax or agreed to any extension of time with respect to a Tax assessment or deficiency, in each case, which is currently outstanding, nor is any request to so waive or extend currently outstanding.  No power of attorney granted by the Company or any of the Company Subsidiaries with respect to Taxes is currently in force.

                          (k)      Neither the Company nor any of the Company Subsidiaries are required to include in income any adjustment pursuant to Section 481(a) of the Code by reason of making any voluntary change in accounting method (nor has any Tax Authority proposed in writing any such adjustment or change of accounting method).

                          (l)      Neither the Company nor any of the Company Subsidiaries have been a distributing corporation or a controlled corporation in a transaction described in Section 355(a) of the Code.

                          (m)      Neither the Company nor any of the Company Subsidiaries have (nor have any predecessor of the Company, former subsidiary of the Company or Person acquired by the Company) participated in a "listed transaction" within the meaning of Treas. Reg. section 1.6011-4(b)(2).

                          (n)      Certance Malaysia has at all times since inception qualified for a Pioneer certificate in Malaysia in respect of all product lines and has maintained appropriate documentation confirming such qualification.

                          (o)      As used herein,

                                     (1)        " Audit " means any audit, assessment, or other examination relating to Taxes by any Tax Authority or any judicial or administrative proceedings relating to Taxes.

                                     (2)        " Legal Requirement" means, with respect to any Person, any law, treaty, statute, code, ordinance, decree, administrative order, constitution, by-law, permit, directive, policy, standard, rule, regulation, guideline and lawful requirements of any Governmental Entity and all judicial, quasi-judicial, administrative, quasi-administrative and arbitral judgments, orders (including injunctions) decisions or awards of any Governmental Entity, including general principles of common law, civil law and equity, in each case having the force of law and binding on such Person, any property (immovable and real or movable and personal, tangible or intangible) of such Person or any activity of such Person.

                                     (3)        " Person" means an individual, a partnership, a corporation, an association, a limited liability company, a joint stock company, a trust, a joint venture, an unincorporated organization, a group, a Government Entity or any other type of entity.

                                     (4)        " Tax" or "Taxes" means all Federal, state, local, and foreign taxes, and other assessments of a similar nature (whether imposed directly or through withholding), including any interest, additions to tax, or penalties applicable thereto, imposed by any Tax Authority.

                                     (5)        " Tax Authority" means the Internal Revenue Service and any other domestic or foreign Governmental Entity responsible for the administration of any Taxes.

                                     (6)        " Tax Returns" mean all Federal, state, local, and foreign tax returns, declarations, statements, reports, schedules, forms, and information returns and any amendments thereto.

            Section 2.18    Employee Benefit Plans

                          (a)      Section 2.18 of the Company Disclosure Schedule lists, each material "Company Employee Plan" (as defined in the following sentence).  As used in this Agreement, the term "Company Employee Plan" shall mean, with respect to the Company, any Company Subsidiary and any trade or business (whether or not incorporated) which is treated as a single employer with the Company (an "ERISA Affiliate") within the meaning of Section 414(b), (c), (m) or (o) of the Code or Section 4001(b) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and any leased employee as defined in Section 414(n) of the Code, (i) all employee benefit plans (as defined in Section 3(3) of ERISA), (ii) each loan to any employee, officer, director or consultant and any stock option, stock purchase, phantom stock, stock appreciation right, supplemental retirement, severance, termination, change in control, sabbatical, medical, dental, vision care, disability, employee relocation, cafeteria benefit (Code Section 125) or dependent care (Code Section 129), life insurance or accident insurance plans, programs or arrangements, (iii) all bonus, pension, profit sharing, savings, deferred compensation or incentive plans, programs, policies, agreements or arrangements, (iv) other fringe or employee benefit plans, programs or arrangements, and (v) any current or former employment, executive compensation, change in control, termination, severance or consulting agreements, written or otherwise, in each case (i.e., in each of enumerated items (i) through (v) of this sentence), which are maintained for the benefit of, or relating to, any present or former employee, consultant or director of the Company or any Company Subsidiary.

                          (b)      The Company has furnished or made available to Purchaser a copy of each of the Company Employee Plans that are not Foreign Benefit Plans (as defined in Section 2.18(j) below) (hereinafter "U.S. Company Employee Plans") and related material plan documents (including summary plan descriptions) and has, with respect to each U.S. Company Employee Plan that is subject to ERISA reporting requirements, provided copies of the Form 5500 reports required to be filed for the last three (3) plan years.  Each U.S. Company Employee Plan that is intended to be qualified within the meaning of Section 401 of the Code has received a favorable determination letter as to its qualification, and nothing has occurred that could reasonably be expected to adversely affect such qualification.

                          (c)      Except as set forth in Section 2.18(c) of the Company Disclosure Schedule, none of the Company Employee Plans promises or provides retiree medical or other retiree welfare benefits to any person, except as required by applicable law.  Except as could not be reasonably expected to have a Company Material Adverse Effect, (i) there has been no "prohibited transaction," as such term is defined in Section 406 of ERISA and Section 4975 of the Code, with respect to any U.S. Company Employee Plan; (ii) each U.S. Company Employee Plan has been administered in accordance with its terms and in compliance with the requirements prescribed by any and all statutes, rules and regulations (including ERISA and the Code), and the Company and each of the Company Subsidiaries and ERISA Affiliates have performed all obligations required to be performed by them under, are not in any respect in default under or violation of, and have no knowledge of any default or violation by any other party to, any of the Company Employee Plans; (iii) neither the Company nor any Company Subsidiaries or ERISA Affiliates is subject to any liability or penalty under Sections 4976 through 4980 of the Code or Title I of ERISA with respect to any of the Company Employee Plans; (iv) all contributions required to be made by the Company or any Company Subsidiaries or ERISA Affiliates to any

U.S. Company Employee Plan have been made on or before their due dates and a reasonable amount has been accrued for contributions to each U.S. Company Employee Plan for the current plan years and (v) no "reportable event" within the meaning of Section 4043 of ERISA (excluding any such event for which the thirty (30) day notice requirement has been waived under the regulations to Section 4043 of ERISA) nor any event described in Section 4062, 4063 or 4041 of ERISA has occurred.  Except as could not be reasonably expected to have a Company Material Adverse Effect with respect to each Company Employee Plan subject to ERISA as either an employee pension plan within the meaning of Section 3(2) of ERISA or an employee welfare benefit plan within the meaning of Section 3(1) of ERISA, the Company or the Company Subsidiaries have prepared in good faith and timely filed all requisite governmental reports (which, to the Company's knowledge, were true and correct as of the date filed) and has properly and timely filed and distributed or posted all notices and reports to employees required to be filed, distributed or posted with respect to each such Company Employee Plan.  Except as could not be reasonably expected to have a Company Material Adverse Effect, no suit, administrative proceeding, action or other litigation has been brought, or to the best knowledge of the Company is threatened, against or with respect to any such Company Employee Plan, including any audit or inquiry by the IRS or United States Department of Labor other than requests for payments in the ordinary course or requests for qualified domestic relations orders.

                          (d)      Except as could not be reasonably expected to have a Company Material Adverse Effect, no suit, administrative proceeding, action or other litigation has been brought, or to the best knowledge of the Company is threatened, against or with respect to any such Company Employee Plan, including any audit or inquiry by the IRS or United States Department of Labor other than requests for payments in the ordinary course or requests for qualified domestic relations orders.

                          (e)      Except as could not be reasonably expected to have a Company Material Adverse Effect, neither the Company nor any Company Subsidiary nor any of their respective ERISA Affiliates has (i) used the services or workers provided by third party contract labor suppliers, temporary employees, "leased employees" (as that term is defined in Section 414(n) of the Code), or individuals who have provided services as independent contractors to an extent that would reasonably be expected to result in the disqualification of any of the Company Employee Plans or the imposition of penalties or excise taxes with respect to such plans by the IRS, the United States Department of Labor, or the Pension Benefit Guaranty Corporation.

                          (f)      Except as could not be reasonably expected to have a Company Material Adverse Effect, with respect to each Company Employee Plan, the Company and each Company Subsidiary has complied, with (i) the applicable health care continuation and notice provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA") and the regulations (including proposed regulations) thereunder, (ii) the applicable requirements of the Family Medical and Leave Act of 1993 and the regulations thereunder and (iii) the applicable requirements of the Health Insurance Portability and Accountability Act of 1996 and the regulations (including proposed regulations) thereunder.

                          (g)      Except as could not be reasonably expected to have a Company Material Adverse Effect, there has been no amendment to, written interpretation or announcement (whether or not written) by the Company or any Company Subsidiary or any

ERISA Affiliates relating to, or change in participation or coverage under, any Company Employee Plan that would materially increase the expense of maintaining such Company Employee Plan above the level of expense incurred with respect to that Company Employee Plan for the most recent fiscal year included in the Financial Statements.

                          (h)      Neither the Company, nor any Company Subsidiary or any ERISA Affiliate maintains, sponsors, participates in, contributes to, or is required to contribute to, nor have any of the foregoing in the past 6 years ever maintained, established, sponsored, participated in, or contributed to, or been required to contribute to, any pension plan (within the meaning of Section 3(2) of ERISA) that is subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA, or Section 412 of the Code.

                          (i)      Neither the Company nor any Company Subsidiary or any ERISA Affiliates is a party to, or has made any contribution to or otherwise incurred any obligation to contribute to, any "multi-employer plan" as defined in Section 3(37) or 4001(a)(3) of ERISA.

                          (j)      With respect to each Company Employee Plan established or maintained outside of the United States of America primarily for the benefit of employees of the Company or any Company Subsidiary residing outside the United States of America (a "Foreign Benefit Plan"): except as could not be reasonably expected to have a Company Material Adverse Effect, (i) each such plan has been administered in compliance with its terms and all applicable law, (ii) all employer and employee contributions to each Foreign Benefit Plan required by law or by the terms of such Foreign Benefit Plan have been made, or, if applicable, accrued, in accordance with normal accounting practices; (iii) all Foreign Benefit Plans that are required to be funded are funded in accordance with applicable law and any other funding requirements and (y) for all Foreign Benefit Plans that are not required to be funded, reserves in amounts required by law or applicable accounting standards exist in the accounts of the relevant obliged entities, calculated in compliance with actuarial methods applicable in the relevant jurisdictions; and (iv) each Foreign Benefit Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities.

            Section 2.19    Parachute Payments and Deductibility

            Except as set forth in Schedule 2.19 of the Company Disclosure Schedule, neither the execution and delivery of this Agreement or the Ancillary Agreements nor the transactions contemplated hereby or thereby will, either alone or together with another event, (i) entitle any current or former employee, director, consultant or other service provider of the Company or any Company Subsidiary or any ERISA Affiliates to severance benefits or any other payment or benefits (including, without limitation, severance, unemployment compensation, change in control, golden parachute, bonus or otherwise), except as expressly provided in this Agreement, (ii) increase any benefits otherwise payable by the Company or any Company Subsidiary or (iii) accelerate the time of payment vesting or exercisability of Company Options or any benefit (other than as required under Section 411(d)(3) of the Code), or increase the amount of compensation due any such employee, director or service provider.  Except as set forth in Section 2.19 of the Company Disclosure Schedule, no Company Employee plan exists that, as a result of the execution of this Agreement, shareholder approval of this Agreement, or the transactions contemplated by this Agreement (whether alone of in connection with any subsequent event(s)), could result in payments under any of the Company Employee Plans which would not be deductible for federal income tax purposes by virtue of either Section 280G or 404 of the Code.

            Section 2.20    Labor and Employee Matters

                          (a)      Except as could not be reasonably expected to have a Company Material Adverse Effect, (i) the Company and each Company Subsidiary is and has been in compliance in all material respects with all applicable laws and regulations respecting employment, discrimination in employment, terms and conditions of employment, wages, hours, child labor, immigration, disability rights, equal opportunity, employee leave issues, plant closures and layoffs hours and occupational safety and health and employment practices, and is not engaged in any unfair labor practice, as defined in the National Labor Relations Act or other applicable law, (ii) the Company and each Company Subsidiary has properly compensated all employees treated as exempt from overtime regulations and has withheld all amounts required by law or by agreement to be withheld from the wages, salaries, and other payments to employees,  and is not liable for any arrears of wages, reimbursements or any taxes or any penalty for failure to comply with any of the foregoing, (iii) the Company and each Company Subsidiary has properly classified independent contractors for purposes of all applicable laws, (iv) neither the Company nor any Company Subsidiary is liable for any material payment to any trust or other fund or to any governmental or administrative authority, with respect to unemployment compensation benefits, workers' compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the ordinary course of business).  Except as could not be reasonably expected to have a Company Material Adverse Effect, (i) there are no controversies pending or, to the knowledge of the Company, threatened, between the Company or any Company Subsidiary, on the one hand, and the Company's or any Company Subsidiary's current or former employees, on the other hand, which controversies have or could reasonably be expected to result in an action, suit, proceeding, claim, charge, arbitration or investigation before any agency, court or tribunal, foreign or domestic, (ii) no federal, state, local or foreign agency responsible for the enforcement of labor or employment is currently conducting or has advised that it will conduct an investigation with respect to the Company or any Company Subsidiary.  Neither the Company nor any Company Subsidiary is a party to any collective bargaining agreement or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of the Company or any Company Subsidiary and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority.  There is not currently, nor has there been in the past, any labor dispute, material grievance, strike, work stoppage or slowdown, lockout or other collective action by or behalf of any employees of the Company or any Company Subsidiary.  None of the Company or any Company Subsidiary's employees are currently, or since the formation of such company, have been represented by any labor organization.  Except where the failure to so comply could not be reasonably expected to have a Company Material Adverse Effect, no employees of the Company or any Company Subsidiary are in violation of any term of any employment contract, invention assignment agreement, patent disclosure agreement, non-competition agreement, non-solicitation agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by the Company or any

Company Subsidiary because of the nature of the business conducted by the Company or any Company Subsidiary to the use of trade secrets or proprietary information of others.  No key employees or officers of the Company or any Company Subsidiary have given notice to the Company or any Company Subsidiary that any such key employee or officer intends to terminate his or her employment with such company.

                          (b)      Since the Company's formation:  (i) the Company and the Company Subsidiaries have not effectuated a "plant closing" (as defined in the Worker Adjustment and Retraining Notification Act (the "WARN Act")) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company or any Company Subsidiaries, (ii) there has not occurred a "mass layoff" (as defined in the WARN Act) affecting any site of employment or facility of the Company or any Company Subsidiary, (iii) the Company and the Company Subsidiaries have not been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state, local or foreign law or regulation similar to the WARN Act, including but not limited to, California Labor Code Section 1400 et seq. and (iv) none of the Company's or Company Subsidiaries' employees has suffered an "employment loss" (as defined in the WARN Act) during the 90-day period prior to the date of this Agreement.

                          (c)      To the knowledge of the Company, no employee of the Company or any Company Subsidiary has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable law by the Company or any Company Subsidiary.

                          (d)      As of the date hereof, to the knowledge of the Company, the foreign Company Subsidiaries are in compliance in all material respects with all applicable laws respecting employment and employment practices, and the Company has taken all reasonable steps to ensure that its foreign Company Subsidiaries do not utilize forced labor, prison labor, convict labor, indentured labor, child labor, corporal punishment or other forms of mental or physical coercion in connection with the manufacture of the products for Company and to the knowledge of the Company, no foreign Company Subsidiary has engaged in such conduct.  To the knowledge of the Company, no complaint, claim, lawsuit or charge has been made against any contractor or subcontractor that could result in material liability to the Company and the Company Subsidiaries.

            Section 2.21    Interested Party Transactions

            None of Principal Stockholder or any of its direct and indirect subsidiaries (other than Company and Company Subsidiary) (i) has any interest in any assets, property or rights (whether real or personal, tangible or intangible), used by the Company or the Company Subsidiaries in the conduct of its business, or (ii) is engaged in any transaction with or is party to any agreement with the Company or the Company Subsidiaries.  Section 2.21 of the Company Disclosure Schedule lists the amounts payable to each officer or employee of any Company or its Subsidiaries pursuant to any agreement with any such officer or employee to make payments conditioned upon the execution of this Agreement or the Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby.

            Section 2.22    Insurance

            Section 2.22 of the Company Disclosure Schedule contains a complete list of the policies and contracts of insurance maintained by and for the benefit of the Company and the Company Subsidiaries.  There is no material claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds.  All premiums due and payable to date under all such policies and bonds have been paid and the Company and the Company Subsidiaries are otherwise in compliance in all material respects with the terms of such policies and bonds.  The Company has no knowledge of any threatened termination of, or material premium increase with respect to, any of such policies.

            Section 2.23    Compliance With Laws

            The Company and each Company Subsidiary has complied with, is not in violation of, and has not received any notices of violation with respect to, any federal, state, local or foreign statute, law or regulation with respect to the conduct of its business, or the ownership or operation of its business, except for such violations or failures to comply as could not be reasonably expected to have a Company Material Adverse Effect.

            Section 2.24    Minute Books

            The Company has made available to Purchaser or its counsel true and correct copies of all minute books of Company and Company Subsidiaries.

            Section 2.25    Customers and Suppliers

            As of the date hereof, neither the Company nor any of its Company Subsidiaries has received any written notice from IBM, Hewlett-Packard, Dell, Ingram Micro and Tech Data to cancel or otherwise terminate, or any written threat from IBM, Hewlett-Packard, Dell, Ingram Micro and Tech Data to cancel or otherwise terminate its relationship with the Company or any Company Subsidiaries.

            Section 2.26    Material Contracts

            Except for the contracts and agreements listed in Section 2.26 of the Company Disclosure Schedule (collectively, the "Material Contracts") as of the date hereof, none of the Company and the Company Subsidiaries is a party to or bound by any of the following:

                          (a)      any distributor, supplier, warranty services, warehouse, sales agency advertising agency or manufacturer's representative contract involving payments to or from the Company and the Company Subsidiaries in excess of $75,000 in the fiscal year ended July 2, 2004 or which the Company expects to exceed such amount during the current fiscal year;

                          (b)      any continuing contract (excluding purchase orders) for the purchase of materials, supplies, equipment or services pursuant to which the Company or any Company Subsidiary is obligated to spend at least $150,000 in any fiscal year;

                          (c)      any trust indenture, mortgage, promissory note, loan agreement or other contract for the borrowing of money, any currency exchange, commodities or other hedging arrangement or any leasing transaction of the type required to be capitalized in accordance with U.S. GAAP;

                          (d)      (to the extent not otherwise covered by (a) through (o) of Section 2.26 of the Company Disclosure Schedule) any agreement that  provides for future payments by the Company or any Company Subsidiary or to the Company or any Company Subsidiary of more than $100,000 per annum and may not be cancelled upon ninety (90) days notice without any liability penalty, premium (excluding purchase orders and invoices entered into in the ordinary course of business);

                          (e)      any contract for capital expenditures in excess of $100,000 individually;

                          (f)      any contract limiting in any material respect the freedom of the Company or any Company Subsidiary to engage in any line of business or to compete with any other "person" as that term is defined in the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or, other than those entered into in the ordinary course of business, consistent with past practice, any confidentiality, secrecy or non-disclosure contract;

                          (g)      any material contract pursuant to which the Company or any Company Subsidiary is a lessor of any machinery, equipment, motor vehicles, office furniture, fixtures or other personal property which provide for future payments by the Company or any Company Subsidiary of more than $100,000 per annum;

                          (h)      any agreement with Principal Stockholder or any direct or indirect subsidiary of Principal Stockholder;

                          (i)      any agreement of indemnification or guaranty outside the ordinary course of business;

                          (j)      any collective bargaining agreement or contract or arrangement with any labor union or other employee organization including any works council or foreign trade union or trade association;

                          (k)      any contract containing any covenant limiting in any material respect the right of the Company and the Company Subsidiaries' (i) to engage in any material line of business, (ii) to develop, market or distribute material products or services, or (iii) to compete with any person, or granting any exclusive distribution rights with respect to a product or service material to the business of the Company and the Company Subsidiaries', taken as a whole;

                          (l)      any agreements, contracts, commitments or understandings, whether written or unwritten, formal or informal, between the Company or any Company Subsidiary, on the one hand, and VERITAS Software Corporation (or any predecessors to the respective businesses of the foregoing) or any of their respective directors, officers or affiliates, on the other hand, except for non-material contracts entered into in the ordinary course of business, consistent with past practice;

                          (m)      any contract pursuant to which the Company or any of its Subsidiaries is a lessor of real property; or

                          (n)      any employment or consulting agreement, severance agreement or change in control agreement or contract or commitment with any director, officer, employee or consultant of the Company or any Company Subsidiary, other than those that are terminable at-will on no more than thirty (30) days' notice without liability or financial obligation (except for obligations imposed by applicable foreign laws) other than accrued wages, salary or benefits.

                          (o)      any License Agreement, including but not limited to, all material agreements related to the Travan, DDS, DAT and LTO technologies.

            Section 2.27    No Breach of Material Contracts

            All Material Contracts are in written form.  The Company and each Company Subsidiary has in all material respects performed the obligations required to be performed by it and is entitled to all benefits under, and to its knowledge, is not alleged to be in default in respect of, any Material Contract.  To the Company's knowledge, each of the Material Contracts is in full force and effect, and there exists no default or event of default or event, occurrence, condition or act, with respect to the Company and the Company Subsidiaries or, to the knowledge of the Company, with respect to the other contracting party, which, with the giving of notice, the lapse of time or the happening of any other event or conditions, would reasonably be expected to become a default or event of default under the terms of any Material Contract.  True, correct and complete copies of all Material Contracts have been made available to Purchaser or its counsel.

            Section 2.28    Product Releases

            The Company has provided Purchaser a schedule of material product releases, which schedule is attached as Section 2.28 of the Company Disclosure Schedule.  The Company has a good faith reasonable belief that the Company and the Company Subsidiaries can achieve the release of products on the schedule described in Section 2.28 of the Company Disclosure Schedule and is not currently aware of any change in its circumstances or other fact that has occurred that would cause it to believe that they will be unable to meet such release schedule.

            Section 2.29    Holding Companies

            The Company was formed solely for the purposes of holding capital stock of Certance US Holdings and Certance International.  The Company does not own, and has never owned, any property or assets other than the capital stock of Certance US Holdings and Certance International.  The Company has never engaged in any business other than owning capital stock of Certance US Holdings and Certance International.  Certance US Holdings was formed solely for the purposes of holding capital stock of Certance LLC.  Certance US Holdings does not own, and has never owned, any property or assets other than the capital stock of Certance US Holdings.  Certance US Holdings has never engaged in any business other than owning capital stock of Certance LLC.  Certance International was formed solely for the purposes of holding capital stock of Certance Malaysia and Certance UK.  Certance International does not own, and has never owned, any property or assets other than the capital stock of Certance Malaysia and Certance UK.  Certance International has never engaged in any business other than owning capital stock of Certance Malaysia and Certance UK.

            Section 2.30    Accounts Receivable

            The accounts and notes receivable of the Company and the Company Subsidiaries reflected on the Financial Statements, and all accounts and notes receivable arising subsequent to the date of such Financial Statements, arose from bona fide sales transactions in the ordinary course of business, consistent with past practice and do not represent obligations for goods sold on consignment, on approval or on a sale-or-return basis or subject to any other repurchase or return arrangement.

            Section 2.31    Inventory

            The inventories of the Company and its Subsidiaries reflected on the July 2, 2004 Balance Sheet, net of reserves, consisted, and all such inventory acquired since July 2, 2004 consists, of a quality and quantity usable and salable in the ordinary course of business.

            Section 2.32    Warranty Obligations

            Except as disclosed in Section 2.32 of the Company Disclosure Schedule, (i) as of the date hereof, no material claims have been made or, to the knowledge of the Company, are currently threatened under the product warranties of the Company and the Company Subsidiaries other than claims that have been resolved prior to the date hereof, (ii) as of the date hereof, to Company's knowledge, there are no statements, citations or decisions by any Governmental Authority or any product testing laboratory stating that any product of the Company or the Company Subsidiaries is unsafe or fails to meet any standards promulgated by such Governmental Authority or testing laboratory, and (iii) there have not been any mandatory or voluntary product recalls with respect to any products of the Company or its Subsidiaries and to Company's knowledge there is no fact relating to any product of the Company or its Subsidiaries that may impose a duty on the Company or the Company Subsidiaries to recall any product or warn customers of a defect in any product of the Company or the Company Subsidiaries.  The warranty reserves reflected on the July 2, 2004 Balance Sheet have been computed in accordance with GAAP.

            Section 2.33    Bank Accounts

            Section 2.34 of the Company Disclosure Schedule identifies all bank and brokerage accounts of the Company and the Company Subsidiaries, whether or not such accounts are held in the name of the Company and the Company Subsidiaries, lists the respective signatories therefor and lists the names of all individuals holding a power of attorney from the Company or the Subsidiaries with respect to such accounts.

ARTICLE III

REPRESENTATIONS AND WARRANTIES
OF THE PRINCIPAL STOCKHOLDER

            The Principal Stockholder represents and warrants to Purchaser and Merger Sub as follows:

            Section 3.1     Organization; Qualification of Principal Stockholder

            The Principal Stockholder is an exempted company with limited liability formed under the laws of the Cayman Islands and is duly organized, validly existing and in good standing under the laws of the Cayman Islands.

            Section 3.2     Authority; Consents and Approvals; No Violations

                          (a)      The Principal Stockholder has all requisite corporate power and authority to enter into this Agreement and the Ancillary Agreements and to consummate transactions contemplated hereby and thereby.  The execution and delivery of this Agreement and the Ancillary Agreements and the consummation by the Principal Stockholder of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Principal Stockholder.  This Agreement has been duly executed and delivered by the Principal Stockholder and, assuming the due authorization, execution and delivery hereof by Purchaser and Merger Sub, constitutes a valid and binding obligation of the Principal Stockholder, enforceable against the Principal Stockholder in accordance with its terms, except to the extent that enforceability may be limited by the effect, if any, of (i) any applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting the enforcement of creditors' rights generally, (ii) general principles of equity, regardless of whether such enforceability is considered in a proceeding at law or in equity, and (iii) the enforceability of provisions requiring indemnification.

                          (b)      The execution and delivery of this Agreement or any Ancillary Agreement by the Principal Stockholder does not, and the consummation by the Principal Stockholder of the transactions contemplated by this Agreement and by the Ancillary Agreements, do not and will not (i) require any notice to, filing with, or permit, authorization, consent or approval of any private third party, (ii) conflict with or result in any breach of any provision of the Memorandum and Articles of Association of the Principal Stockholder, (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration or result in the creation of any lien) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, agreement or other instrument or obligation to which the Principal Stockholder is a party or by which it or any of its properties or assets may be bound or (iv) violate any order, writ, injunction, decree, statute, treaty, rule or regulation applicable to the Principal Stockholder or any of its properties or assets except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings, or where such violations, breaches or defaults would not individually or in the aggregate, materially impair the ability of the Purchaser to consummate the transaction contemplated by this Agreement and the Ancillary Agreement.

                          (c)      No consent, approval, order or authorization of, or registration, declaration or filing with, any arbitrator, court, nation, government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, government or any private third party is required to be obtained or made by the Principal Stockholder in connection with the execution and delivery of this Agreement or the consummation by the Principal Stockholder of the transactions contemplated by this Agreement or any Ancillary Agreement, except for (i) such filings as may be required under the HSR Act and any applicable foreign antitrust law, and (ii) such other consents, authorizations, filings, approvals and registrations which if not obtained or made would not, individually or in the aggregate, be material to the Principal Stockholder or materially adversely affect the ability of the parties hereto to consummate the Merger within the time frame in which the Merger would otherwise be consummated in the absence of the need for such consent, approval, order, authorization, registration, declaration or filings.

            Section 3.3     Brokers or Finders

            The Principal Stockholder has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or investment bankers' fees or any similar charges in connection with this Agreement or any transaction contemplated hereby.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PURCHASER

            Purchaser represents and warrants to the Company and the Principal Stockholder as follows:

            Section 4.1     Organization, Standing and Power

            Purchaser is a corporation duly organized, validly existing and in good standing under the laws of Delaware.

            Section 4.2     Approval

            Purchaser, as sole stockholder of Merger Sub has approved this Agreement.

            Section 4.3     Authority; Consents and Approvals; No Violations

            Purchaser has all requisite corporate power and authority to enter into this Agreement and the Ancillary Agreements and to consummate the transactions contemplated hereby and thereby.  The execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Purchaser.  This Agreement and each Ancillary Agreement has been duly executed and delivered by Purchaser and, assuming the due authorization, execution and delivery hereof and thereof by the Company, the Principal

Stockholder and the Company's Agent, constitutes the valid and binding obligation of Purchaser, enforceable against Purchaser, in accordance with its terms except to the extent that enforceability may be limited by the effect of (i) applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting the enforcement of creditors' rights generally and (ii) general principles of equity, regardless of whether such enforceability is considered in a proceeding at law or in equity and (iii) the enforceability of provisions requiring indemnification.  Except for such filings as may be required under the HSR Act and any applicable foreign antitrust law, neither the execution, delivery or performance of this Agreement or the Ancillary Agreements by Purchaser, the consummation by Purchaser of the transactions contemplated hereby or thereby, nor compliance by Purchaser with any of the provisions hereof or thereof will (i) require any notice to, filing with, or permit, authorization, consent or approval of, any Governmental Entity or any private third party by or on behalf of Purchaser, (ii) conflict with or result in any breach of any provision of the certificate of incorporation or bylaws of Purchaser, (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration or result in the creation of any lien) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, agreement or other instrument or obligation to which Purchaser is a party or by which it or any of its properties or assets may be bound or (iv) violate any order, writ, injunction, decree, statute, treaty, rule or regulation applicable to Purchaser or any of its properties or assets except, in the case of clauses (i), (iii) and (iv), where the failure to obtain such permits, authorizations, consents or approvals or to make such filings, or where such violations, breaches or defaults would not, individually or in the aggregate, materially impair the ability of Purchaser to consummate the transactions contemplated by this Agreement and the Ancillary Agreements.

            Section 4.4     Approval

            The Board of Directors of Purchaser has approved this Agreement and the Ancillary Agreements to which Purchaser is a party and the transactions contemplated hereby and thereby.  Approval of the stockholders of Purchaser is not required for this Agreement, the Ancillary Agreements or the transactions contemplated hereby and thereby.

            Section 4.5     Brokers' and Finders' Fees

            Purchaser has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or investment bankers' fees or any similar charges in connection with this Agreement or the transactions contemplated hereby for which any of the Company, Principal Stockholder or any stockholder of the Company may become liable.

            Section 4.6     Availability of Funds

            Purchaser will have access at the Closing and on each Installment Date, to sufficient immediately available funds in cash or cash equivalents, to pay the Liquidation Preference and/or Merger Consideration payable on such date.

ARTICLE V

REPRESENTATIONS OF MERGER SUB

            Merger Sub represents and warrants to the Company and the Principal Stockholder as follows:

            Section 5.1     Organization; Qualification of Principal Stockholder

            Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of Delaware.

            Section 5.2     Authority; Consents and Approvals; No Violations

                          (a)      Merger Sub has all requisite corporate power and authority to enter into this Agreement and the Ancillary Agreements and to consummate transactions contemplated hereby and thereby.  The execution and delivery of this Agreement and the Ancillary Agreements and the consummation by Merger Sub of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Merger Sub and, assuming the due authorization, execution and delivery hereof by the Company, the Principal Stockholder and the Company's Agent, constitutes a valid and binding obligation of the Merger Sub, enforceable against Merger Sub in accordance with its terms, except to the extent that enforceability may be limited by the effect, if any, of (i) any applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting the enforcement of creditors' rights generally, (ii) general principles of equity, regardless of whether such enforceability is considered in a proceeding at law or in equity, and (iii) the enforceability of provisions requiring indemnification.

            Section 5.3     Approval

            The Board of Directors of Merger Sub have approved this Agreement and the Ancillary Agreements to which Merger Sub is a party and the transactions contemplated hereby and thereby.

ARTICLE VI

CONDUCT PRIOR TO THE CLOSING DATE

            Section 6.1     Conduct of Business

            During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing Date, the Company agrees to, and agrees to cause each Company Subsidiary to comply with the restrictions contained in this Section 6.1.  During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing Date (except to the extent expressly contemplated by this Agreement or as consented to by Purchaser, which consent will not be unreasonably withheld or delayed).

                          (a)      the Company and each Company Subsidiary shall carry on its business in the usual, regular and ordinary course, in substantially the same manner as heretofore conducted and as proposed to be conducted;

                          (b)      the Company and each Company Subsidiary agrees to pay debts and Taxes when due subject to good faith disputes over such debts or Taxes, to pay or perform other obligations when due subject to good faith disputes over whether payment or performance is owing, and to use commercially reasonable efforts consistent with past practice and policies to preserve their present business organizations, keep available the services of their present officers and key employees and preserve its and the Company Subsidiaries' relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it, with the aim that its and the Company Subsidiaries' goodwill and ongoing businesses shall not be substantially impaired at the Closing Date; and

                          (c)      the Company shall promptly notify Purchaser of any material event or occurrence not in the ordinary course of their and their subsidiaries' business or consistent with past practice, and of any event which to the Company's knowledge has had or is reasonably likely to have a Company Material Adverse Effect.

            Section 6.2     Restriction on Conduct of Business

            During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing Date, except as contemplated by this Agreement or set forth in Schedule 6.2, the Company shall not and shall cause each Company Subsidiary not to do or cause any of the following, without the prior written consent of Purchaser (which shall not be unreasonably withheld or delayed):

                          (a)      Governing Documents.  Cause any amendments to the governing documents of Company or any Company Subsidiaries or form any subsidiaries, except as contemplated by this Agreement;

                          (b)      Dividends; Changes in Capital Stock.  Other than as set forth in Section 1.10, declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock except from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares in connection with any termination of service to it or its subsidiaries;

                          (c)      Stock Option and Equity Plans.  Accelerate, amend or change the period of exercisability or vesting of options or other rights or awards granted under stock option or other equity plans or authorize cash payments in exchange for any options or other rights or awards granted under any of such plans, except as set forth in this Agreement;

                          (d)      Material Contracts. (i) Amend or otherwise modify or waive any of the terms of any Material Contract or willfully materially breach any Material Contract  or (ii) enter into any contract that, were it in effect on the date hereof, would be a Material Contract.

The Company and the Company Subsidiaries will not enter into any contract that would be a Material Contract without providing Purchaser with prior notice of such action;

                          (e)      Issuance of Securities.  Issue, deliver or sell or authorize or propose the issuance, delivery or sale of, or purchase or propose the purchase of, any capital stock or other equity securities or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such securities or other equity securities or other convertible securities other than the issuance of, delivery and/or sale of shares of Company Common Stock pursuant to the exercise of Company Options therefore outstanding as of the date hereof;

                          (f)      Intellectual Property.  Transfer to any person or entity any rights to its material Intellectual Property other than non-exclusive licenses in the ordinary course of business, consistent with past practice.

                          (g)      Exclusive Rights.  Enter into or amend any agreements pursuant to which any other party is granted exclusive marketing or other exclusive rights of any type or scope with respect to any of the Company or any Company Subsidiary's products or technologies;

                          (h)      Dispositions.  Sell, lease, license or otherwise dispose of or encumber any of its or its subsidiaries' properties or assets which are material, individually or in the aggregate, to their business, taken as a whole except for (A) sales and licensing of products in the ordinary course of business, consistent with past practice, (B) sales of obsolete equipment, or (C) encumbrances or liens for taxes, assessments or similar charges that are not yet due and payable or are being contested in good faith, mechanics liens, liens of materialmen, warehousemen or similar encumbrances securing obligation that are not yet due and payable or are being contested on good faith, or other liens and encumbrances which do not materially impair the use thereof by the Company or the Company Subsidiaries;

                          (i)      Indebtedness.  Incur any indebtedness for borrowed money, guarantee any such indebtedness, issue or sell any debt securities or guarantee any debt securities of others;

                          (j)      Leases.  Enter into any operating lease outside of the ordinary course of business, consistent with past practice;

                          (k)      Payment of Obligations.  Pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) other than the payment, discharge or satisfaction of such claims, liabilities or obligations in the ordinary course of business, consistent with past practice, and the payment, discharge or satisfaction of claims, liabilities or obligations reflected or reserved against in the Financial Statements;

                          (l)      Capital Expenditures.  Make any capital expenditures, capital additions or capital improvements other than in accordance with the capital expenditures budget provided to Purchaser prior to the date hereof in excess of $75,000 individually;

                          (m)      Insurance.  Materially reduce the amount of any insurance coverage provided by existing insurance policies;

                          (n)      Termination or Waiver.  Knowingly and voluntarily terminate or waive any material rights;

                          (o)      Employee Benefit Plans; Pay Increases.  Except as contemplated by this Agreement, or as set forth in paragraph (o) of Schedule 6.2, adopt or amend any employee benefit or stock purchase option or other incentive compensation plan, program, agreement or arrangement, or enter into any employment or consulting agreement, severance agreement or other arrangement, pay any special bonus, retention or special remuneration to any current or former employee or director, increase the salaries, wage rates or other compensation of its employees or extend, amend or forgive any loans to any current or former employee or director;

                          (p)      New Hires.  Hire any new employee, except in the ordinary course of business, consistent with past practice;

                          (q)      Change in Control or Severance Arrangements.  Terminate any of its employees other than in the ordinary course of business, consistent with past practice.  Except as contemplated by this Agreement or as set forth in paragraph (o) of Schedule 6.2, grant any change in control, severance or termination pay (i) to any current or former director or officer or (ii) to any other employee except payments made pursuant to standard written binding agreements outstanding on the date hereof;

                          (r)      Initiating Lawsuits.  Commence legal action other than (i) for the routine collection of bills, (ii) in such cases where the Company in good faith determines that failure to commence suit could result in the material impairment of a valuable aspect of its or its subsidiaries' business or result in a loss of rights of substantial value, provided that they consult with Purchaser prior to the commencement of such a suit, or (iii) for a breach of this Agreement;

                          (s)      Acquisitions.  Acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets outside the ordinary course of business, consistent with past practices, in each such case which are material, individually or in the aggregate, to the Company's and Company Subsidiaries' business, taken as a whole;

                          (t)      Taxes.  Make or change any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes, file any material Tax Return other than those for which extensions have been received as set forth in the Company Disclosure Schedule or any amendment to a material Tax Return, enter into any closing agreement, settle or compromise any claim or assessment in respect of Taxes, or consent to any extension or waiver of the statutory period of limitations applicable to any claim or assessment in respect of Taxes;

                          (u)      Accounting Policies and Procedures.  Make any material change to its accounting methods, principles, policies, procedures or practices, except as may be required by U.S. GAAP;

                          (v)      Revaluation.  Revalue any of its assets, including writing down the value of inventory or writing off notes or accounts receivable other than as required by GAAP;

                          (w)      Layoffs.  Engage in any employee layoffs, plant closures or reductions in force;

                          (x)      Working Capital.  Take any action to reduce the working capital of the Company and the Company Subsidiaries inconsistent with the manner in which it has been managed prior to the date hereof in the ordinary course of business, including, without limitation, (A) extending or delaying any due date on any invoice, bill or other account payable owed by the Company or any Company Subsidiary, other than in the ordinary course of business, consistent with past practice, and (B) accelerating any collection of any account receivable payable to the Company or any Company Subsidiary by changing the terms thereof, directly or indirectly, in writing or orally, by factoring or otherwise other than in the ordinary course of business, consistent with past practice; or

                          (y)      Other.  Agree in writing or otherwise to take any of the actions described in Sections 6.2(a) through (x) above.

            Section 6.3     Solicitation

            Until the earlier of the Closing Date or the termination of this Agreement, the Company, each Company Subsidiary and Principal Stockholder shall not, and shall not authorize or permit any officer, director, employee, affiliate or other agent of the Company, each Company Subsidiary and Principal Stockholder to directly or indirectly, take any action to solicit, initiate, seek or encourage any Takeover Proposal (other than the transactions contemplated by this Agreement).  Upon execution of this Agreement, the Company, each Company Subsidiary, Principal Stockholder and their respective affiliates will immediately cease any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing.   The Principal Stockholder will promptly notify Purchaser after receipt of any Takeover Proposal or any notice that any person is considering making a Takeover Proposal or any request for non-public information relating to the Company or any Company Subsidiary or for access to the properties, books or records of the Company or any Company Subsidiary by any person that has advised the Principal Stockholder, the Company, or any Company Subsidiary that it may be considering making, or that has made, a Takeover Proposal and will keep Purchaser timely informed of the status and details of any such Takeover Proposal notice, request or any correspondence or communications related thereto and shall provide Purchaser with a true and complete copy of such Takeover Proposal notice or request or correspondence or communications related thereto, if it is in writing, or a written summary thereof, if it is not in writing.  The Principal Stockholder will promptly provide to Purchaser any information concerning the Company or any Company Subsidiary provided to any other party making or considering making a Takeover Proposal, which information was not previously provided to Purchaser.  Neither the Principal Stockholder nor Company shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Purchaser, the approval or recommendation by the Principal Stockholder and Company, of this Agreement or the Merger, (ii) approve or recommend or propose to approve or recommend, any Takeover Proposal, or (iii) enter into any agreement with respect to any Takeover Proposal.

            For purposes of this Agreement, "Takeover Proposal" means any offer or proposal for, or any indication of interest in, a merger or other business combination involving the Company or any Company Subsidiary, or the acquisition of twenty percent (20%) or more of the outstanding capital stock of the Company or any Company Subsidiary, or twenty percent (20%) or more of the assets of, the Company or any Company Subsidiary, other than the transactions contemplated by this Agreement.

ARTICLE VII

ADDITIONAL AGREEMENTS

            Section 7.1     Access to Information

                          (a)      The Company and each Company Subsidiary shall afford Purchaser and its accountants, counsel and other representatives, reasonable access during normal business hours during the period prior to the Closing Date to (i) all of the Company and Company Subsidiary properties, books, contracts, commitments and records, and (ii) all other information concerning the business, properties and personnel of the Company and each Company Subsidiary as Purchaser may reasonably request.  Any such access shall be coordinated by the Company and shall be conducted in a manner which does not unreasonably interfere with the Company's or any Company Subsidiary's normal operations, customers or employee relations.  The Company and each Company Subsidiary agrees to provide to Purchaser and its accountants, counsel and other representatives copies of internal financial statements of the Company and its consolidated subsidiaries promptly upon request.  Purchaser will, at its own expense, furnish the Company during such period with such information as the Company may reasonably request for use in determining if the conditions of Article VII have been satisfied and for use in any necessary filings to be made by the Company with appropriate Governmental Entities.

                          (b)      Subject to compliance with applicable law, from the date hereof until the Closing Date, each of Purchaser and the Company shall confer on a regular and frequent basis with one or more representatives of the other party to report operational matters of materiality and the general status of ongoing operations.

                          (c)      No information or knowledge obtained in any investigation pursuant to this Section 7.1 shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the transactions contemplated hereby.

                          (d)      Notwithstanding the foregoing, the Company may restrict or prohibit access by Purchaser to any information to the extent that any law, rule or regulation of any Governmental Entity requires that the Company restrict or prohibit access to any such information.

            Section 7.2     Confidentiality

            The parties hereto acknowledge that Purchaser and the Company have previously executed a mutual non-disclosure letter agreement dated March 22, 2004, as amended (the "Confidentiality Agreement"), which Confidentiality Agreement shall continue in full force and effect in accordance with its terms.  In addition, the parties hereto agree that the terms and conditions of the transactions contemplated hereby, and information exchanged in connection with the execution hereof and the consummation of the transactions contemplated hereby (including, without limitation, information provided by the Company pursuant to Section 7.1), shall be subject to the Confidentiality Agreement.

            Section 7.3     Public Disclosure

            Upon execution of this Agreement, Purchaser shall issue a press release that is mutually acceptable to the parties announcing such execution.  Unless otherwise permitted by this Agreement, Purchaser, Company and the Principal Stockholder shall consult with each other before issuing any press release or otherwise making any public statement or making any other public (or non-confidential) disclosure (whether or not in response to an inquiry) regarding the terms of this Agreement or the Ancillary Agreements and the transactions contemplated hereby and thereby, and neither shall issue any such press release or make any such statement or disclosure without the prior approval of the other (which approval shall not be unreasonably withheld), except as may be required by law.

            Section 7.4     Consents; Cooperation

                          (a)      Each of Purchaser and the Company shall promptly apply for or otherwise seek, and use its and their reasonable best efforts to obtain, all consents and approvals required to be obtained for the consummation of the transactions contemplated hereby, including those required under the HSR Act and any applicable foreign antitrust laws.  The Company and each Company Subsidiary shall use their reasonable best efforts to obtain all necessary consents, waivers and approvals under any of the Company's and any of the Company Subsidiaries' material contracts for the assignment thereof or otherwise.  The parties hereto will promptly inform the other of any material communication with any Governmental Entity and will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to the HSR Act or any other applicable antitrust or fair trade law.   No party shall participate in any meeting with any Governmental Entity in connection with proceedings under or relating to the HSR Act or any other applicable antitrust or fair trade law without giving the other party the opportunity to attend and participate, to the extent permitted by such Governmental Entity.

                          (b)      Each of Purchaser and the Company shall use all reasonable efforts to take such action as may be required to cause the expiration of the notice periods under the

HSR Act or any other United States federal, state or foreign statutes, rules, regulations, orders or decrees that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (collectively, "Antitrust Laws") with respect to the transactions governed by this Agreement as promptly as possible after the execution of this Agreement.  Until the expiration of such waiting periods, each of Purchaser and the Company shall use all reasonable efforts to resolve any objections as may be asserted under the Antitrust Laws by any Governmental Entity, with respect to such transactions.  For the avoidance of doubt, (i) "reasonable efforts" as used in the prior sentence shall not be deemed to include any actions which would adversely impact, materially or otherwise, the business of either Purchaser or the Company or any Company Subsidiary and (ii) nothing in this Section 7.4(b) shall be deemed to limit the rights of Purchaser or the Company under Section 9.1.  Subject to foregoing, neither the Company nor Purchaser shall have any other obligations to resolve such objections, if any, as may be asserted under the Antitrust Laws by any Governmental Entity with respect to the transactions contemplated by this Agreement.  It is expressly understood and agreed that neither Purchaser nor the Company shall have any obligation to litigate or contest any administrative or judicial action or proceeding or any decree, judgment, injunction or other order, whether temporary, preliminary or permanent.

                          (c)      The Company and the Company Subsidiaries shall use commercially reasonable efforts to obtain all necessary consents, waivers and approvals under the (1) End User Software License Agreement between Seagate Removable Storage Solutions LLC ("SRSS") and Synopsys, Inc., October 25, 2001 and (2) Software License Agreement between Certance LLC and Cadence Design Systems, July 2004 for the assignment thereof to Surviving Corporation; provided, that the Company shall not make any payments in connection with obtaining such consent without the prior approval of Purchaser.

                          (d)      From time to time, at any party's reasonable request and without further consideration, the other party will perform such further acts and execute and deliver such additional documents as may be necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement and the Ancillary Agreements.

                          (e)      Notwithstanding anything to the contrary in this Agreement, nothing contained in this Agreement shall be deemed to require Purchaser, the Company, any Company Subsidiary or any affiliate thereof to agree to any divestiture by itself or any of its affiliates of shares of capital stock or of any business, product line, assets or property, or the imposition of any  limitation on the ability of any of them to conduct their businesses or to own or exercise unfettered control of such product line, assets, properties and stock.  The Principal Stockholder, the Company and the Company Subsidiaries' shall not take or agree to take any action identified in the immediately preceding sentence without the prior written consent of Purchaser.

            Section 7.5     Legal Requirements

            Each of the Company, Principal Stockholder and Purchaser will take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on it with respect to this Agreement and the transactions contemplated hereby (which actions shall include, without limitation, furnishing all information in connection with approvals of or filings with any Governmental Entity) and will promptly cooperate with and furnish information to each other in connection with any such requirements imposed upon any of them or any of their subsidiaries in connection with this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby.  Each of the Company, Principal Stockholder and Purchaser will, and will cause its respective subsidiaries to, take all reasonable actions necessary to obtain any consent, authorization, order or approval of, or any exemption by, any Governmental Entity or any public or private third party required to be obtained or made by Purchaser, Principal Stockholder, the Company or any Company Subsidiary in connection with the Merger or the taking of any action contemplated thereby or by this Agreement or the Ancillary Agreements.

            Section 7.6     Expenses

            Except as otherwise provided in Section 9.3 and elsewhere in this Agreement, whether or not the transactions contemplated hereunder are consummated, all costs and expenses incurred in connection with this Agreement and the Ancillary Agreements, and the transactions contemplated hereby and thereby shall be paid by the party incurring such expense.

            Section 7.7     Notification of Certain Matters

            The Company shall give prompt notice to Purchaser if Company has knowledge of, and Purchaser shall give prompt notice to the Company if Purchaser has knowledge of, (i) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Closing Date and (ii) any material failure of the Principal Stockholder, Company or Purchaser, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder or under any Ancillary Agreement; provided, however, that the delivery of any notice pursuant to this Section 7.7 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

            Section 7.8     Reasonable Efforts and Further Assurances

            Prior to the Closing, upon the terms and subject to the conditions of this Agreement, Purchaser, Company and Principal Stockholder agree to use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable (subject to any applicable laws) to consummate and make effective the Merger as promptly as practicable including, but not limited to (i) the preparation and filing of all forms, registrations and notices required to be filed to consummate the Merger and the taking of such actions as are necessary to obtain any requisite approvals, consents, orders, exemptions or waivers by any third party or Governmental Entity, and (ii) the satisfaction of the other parties' conditions to Closing.

            Section 7.9     FIRPTA Certificate

            The Company shall, prior to the Closing Date, provide Purchaser with a properly executed FIRPTA Certificate, substantially in the form of Exhibit B attached hereto, which states that shares of capital stock of the Company do not constitute "United States real property interests" under section 897(c) of the Code, for purposes of satisfying Purchaser's obligations under Treasury Regulation section 1.1445-2(c)(3).  In addition, simultaneously with delivery of such FIRPTA Certificate, the Company shall have provided to Purchaser, as agent for the Company, a form of notice to the IRS in accordance with the requirements of Treasury regulation Section 1.897-2(h)(2) along with written authorization for Purchaser to deliver such notice form to the IRS on behalf of the Company upon the Closing of the Merger, all in substantially the form of Exhibit C attached hereto.  If the Company fails to deliver the FIRPTA Certificate, Purchaser may withhold appropriate amounts as required under applicable law.

            Section 7.10    Cooperation on Tax Matters

                          (a)      (i)  The Principal Stockholder shall prepare (or cause to be prepared) any unitary, consolidated, or combined Tax Returns that include the Company or any Company Subsidiary and entities other than the Company and the Company Subsidiary with respect to any tax years (or portions thereof) ending before or on the Closing Date ("Consolidated Tax Returns") and (ii) the Purchaser shall prepare (or caused to be prepared) Tax Returns related to the Company and the Company Subsidiaries for any tax years ending before or on the Closing Date ("Pre-Closing Tax Returns") and Tax Returns for any taxable period of the Company or the Company Subsidiaries that includes but does not end on the Closing Date ("Straddle Tax Returns"), in each case that are filed after the Closing Date.  The Purchaser shall cause the Company to prepare such Pre-Closing Tax Returns and Straddle Tax Returns on a basis consistent with past practice (to the extent permitted by law).  The Purchaser shall provide to the Principal Stockholder no later than 45 days before the due date for filing a Pre-Closing Tax Return or Straddle Tax Return a copy of such Tax Return.  Ten days following the receipt of such Tax Return by the Principal Stockholder, the Principal Stockholder shall either approve such Tax Return, which approval shall not be unreasonably withheld or delayed, or provide to the Purchaser a written notice that the Principal Stockholder cannot approve such Tax Return and setting forth therein the Principal Stockholder's objections in detail.  The Purchaser and the Principal Stockholder shall consult with each other in good faith as to such objections and shall make such changes as the Principal Stockholder shall reasonably request.  If the Purchaser and the Principal Stockholder are unable to reach an agreement in connection with the Principal Stockholder's objections, the parties shall engage a certified public  accounting firm of national reputation (the "Resolution Accountant") to resolve such dispute, which resolution shall be final.  The Purchaser and the Principal Stockholder shall bear equally the out-of-pocket fees and expenses incurred in connection with engaging the Resolution Accountant.

                          (b)      The Principal Stockholder shall have ultimate discretion with respect to any Audit (including the execution of any waiver of limitation with respect to any Audit) relating to any Consolidated Tax Returns.  The Purchaser shall control any Audit (including the execution of any waiver of limitation with respect to any Audit) relating to any other Pre-Closing Tax Returns; provided, that, with respect to any such Audits for which the Principal Stockholder may have a liability under Section 10.2, the Purchaser will keep the Principal Stockholder apprised of the status of such Audits (and provide copies of Audit-related documents, as requested by the Principal Stockholder).  The Principal Stockholder may elect to jointly control such Audit at its own expense and, in such case, neither Purchaser nor the Principal Stockholder shall settle such Audit without the consent of the other, which consent shall not be unreasonably withheld.

                          (c)      The Purchaser and the Company and the Company Subsidiaries shall be responsible for, and shall have ultimate discretion with respect to any Audit (including the execution of any waiver of limitation with respect to any Audit) relating to any Tax Returns not covered by Section 7.10(b); provided, however, that in the event that any Audit for which the Purchaser is responsible pursuant to this Section 7.10(c) could reasonably be expected to result in a material increase in Tax liability for which the Principal Stockholder would be responsible, the Purchaser (x) shall consult in good faith with the Principal Stockholder in respect of the specific issues that could give rise to such increased Tax liability and (y) shall not during the course of such Audit seek to reduce a Tax liability attributable to any taxable period following the Closing Date in exchange for concessions with respect to a Tax liability for which the Principal Stockholder would be responsible.

After the Closing Date, each of the Purchaser, the Company and the Company's stockholders, on the one hand, and Principal Stockholder, on the other, shall (i) provide, or cause to be provided, to each other's respective subsidiaries, officers, employees, representatives and affiliates, such assistance as may reasonably be requested, including making available employees and the books and records of the Company and the Company Subsidiaries, by any of them in connection with the preparation of any Tax Return or any Audit of the Company and the Company Subsidiaries in respect of which Purchaser, the Company and the Company Subsidiaries or the Principal Stockholder, as the case may be, is responsible pursuant to Sections 7.10(b) or (c) of this Agreement and (ii) retain, or cause to be retained, for so long as any such taxable years or Audits shall remain open for adjustments, any records or information which may be relevant to any such Tax Returns or Audits.

            Section 7.11    Employee Benefits

                          (a)      For a period commencing as of the Closing and ending nine months after the Closing Date (the "Transition Period"), the Surviving Corporation shall, and Purchaser shall cause the Surviving Corporation or the Company Subsidiaries to, provide to individuals who are employees of the Company or any of its subsidiaries as of the Closing with severance benefits that are no less favorable than those that would have been provided to such persons under the severance plans or written policies, of the Company or any of the Company Subsidiaries in effect immediately prior to Closing; provided, however, that this subsection 7.11(a) shall not apply to those employees of the Company and the Company Subsidiaries who are, as of the date of this Agreement, at the level of vice-president or higher (including Howard Matthews) (the "Covered Employees") and such employees, as of the Closing, shall only be entitled to the severance under Purchaser's applicable severance plans, programs or policies that vice-presidents of Purchaser are entitled to.  Except as set forth in Schedule 7.11(a), no Covered Employee is, or as of the Closing will be, covered by any severance plan, program, policy, agreement or arrangement that would entitle such employee to any severance or similar payments or benefits.  To the extent that any Covered Employee is entitled to severance payments pursuant to any agreement listed on Schedule 7.11(a), then the Principal Stockholder shall promptly reimburse Purchaser for the amount of such payments that exceeds the amount to which the Covered Employee is entitled under Purchaser's applicable severance plans, programs or policies.  Such reimbursement shall be treated as a purchase price adjustment for tax purposes.

                          (b)      Solely for purposes of eligibility to participate and vest in employee benefit plans provided after the Closing Date by the Purchaser, the Surviving Corporation, or any of their subsidiaries in which employees of the Company or the Company Subsidiaries participate, Purchaser shall cause all current employees of the Company or any of the Company Subsidiaries to be given credit for all employment periods with the Company or any of the Company Subsidiaries to the same extent they were given credit under comparable plans of the Company and the Company Subsidiaries.  The eligibility of any current employee of the Company or any of the Company Subsidiaries to participate in any welfare benefit plan or program maintained by Purchaser, the Surviving Corporation, or any of their subsidiaries, for the benefit of such employees after the Closing Date shall not be subject to any participation waiting periods or exclusions for any pre-existing conditions to the extent that such waiting periods and conditions were satisfied under comparable plans of the Company or the Company Subsidiaries as of the Closing Date, and the Purchaser, the Surviving Corporation, and any of their subsidiaries shall count deductibles and out-of-pocket maximums paid by current employees of the Company or any of the Company Subsidiaries on or prior to the Closing Date with respect to the plan year in which the Closing Date occurs for purposes of satisfying comparable deductibles and out-of-pocket maximums under any such comparable plans in which such employees participate for the applicable plan year in which the Closing Date occurs.

            Section 7.12    Tax Sharing Agreements

            The Company shall take all such action that, effective as of the Closing date, the Company shall not be bound by or have any liability under any Tax sharing or Tax allocation agreement or arrangement to which the Company or its subsidiaries is or was a party other than the VAT and Customs Duty Indemnification Agreement, dated as of October 19, 2004 among Seagate Technology International, Certance Distribution UK Ltd and Certance LLC, a Delaware limited liability company.

            Section 7.13    Company Domestication

            Company shall take all such action as is necessary to effect a domestication into a Delaware corporation prior to the Closing Date.

            Section 7.14    Termination of Participation in 401(k) Plan and Deferred Compensation Plan

            The Company shall, effective as of at least one (1) day prior to the Closing Date, have terminated participation in the Seagate 401(k) Plan (the "401(k) Plan") thereby terminating participation by employees of the Company and the Company Subsidiaries in the 401(k) Plan.  As of such termination date, no further contributions shall be made to the 401(k) Plan with respect to such employees, except for such contributions which relate to services performed by such persons prior to the termination date.  The Company shall provide to Purchaser executed resolutions by the Board of Directors of the Company authorizing the termination of participation in the Seagate 401(k) Plan.  The Principal Stockholder and the Company shall take all actions necessary or appropriate so that effective as of at least one (1) day prior to the Closing Date, the Company will have terminated participation in the Seagate Deferred Compensation Plan (the "Deferred Compensation Plan") thereby ceasing to be a Participating Company (as defined in the Deferred Compensation Plan) in the Deferred Compensation Plan.  The Company shall provide to Purchaser an executed resolution of the Board of Directors of the Company authorizing the termination of participation by the Company in the Deferred Compensation Plan.

            Section 7.15    MKE Indemnification

            Prior to the Closing, the Company shall (a) make a formal demand for indemnification by MKE, and (b) use commercially reasonable efforts to obtain MKE's written agreement to defend and indemnify the Company, against any expenses or liability associated with infringement of Exabyte's U.S. patent no. 5,349,481 (or any related cause of action that may be raised by Exabyte) by any product or technology provided by MKE to the Company pursuant to the R-DAT Agreement dated 4/18/03 between MKE and the Company (or any predecessor thereto).

            Section 7.16    LTO

                          (a)      Prior to the Closing Date, the Company shall use commercially reasonable efforts to cause Certance LLC, IBM and HP to execute a "LTO4 Format Development Agreement" on substantially the same terms as the "LTO3 Format Development Agreement" among Certance LLC, IBM and HP dated Jan. 22, 2003.

                          (b)      Prior to the Closing Date, Certance LLC shall not enter into an LTO4 Format Development Agreement with IBM and HP on terms materially different from the LTO3 Format Development Agreement.

            Section 7.17    Director's and Officer's Indemnification

                          (a)      For the period of six (6) years following the Closing Date, Purchaser will cause the Surviving Corporation and its subsidiaries to indemnify and hold harmless each Person who is now, or has been at any time prior to the date of this Agreement or who becomes prior to the Closing Date, an officer or director of the Company or any of its subsidiaries (the "Company Indemnified Parties") against all losses, claims, damages, costs, expenses, liabilities or judgments or amounts that are paid in settlement (of or in connection with the "Company Indemnified Liabilities") any claim, action, suit, proceeding or investigation by reason of the fact that such Person is or was a director or officer of the Company or any of its subsidiaries, whether pertaining to any matter existing or occurring at or prior to the Closing Date and whether asserted or claimed prior to, or at or after the Closing Date, in each case to the full extent a corporation is permitted by law to indemnify its own directors, officers and employees (the "Company Indemnified Proceedings").  In the event any Company Indemnified Party is or becomes involved in any Company Indemnified Proceeding, Purchaser shall cause the Company or its subsidiaries to, pay expenses in advance of the final disposition of any such Company Indemnified Proceeding to each Company Indemnified Party to the full extent permitted by law upon receipt of any undertaking contemplated by Section 145 of the DGCL.  Without limiting the foregoing, in the event any such Company Indemnified Proceeding is brought against any Company Indemnified Party, (i) the Company Indemnified Parties may retain counsel of their choosing, (ii) Purchaser shall, or shall cause the Surviving Corporation or any of its subsidiaries to, pay all reasonable and documented fees and expenses of one counsel for all of the Company Indemnified Parties with respect to each such Company Indemnified Proceeding unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more Company Indemnified Parties, in which case Purchaser shall cause the Surviving Corporation or any of its subsidiaries to, pay the reasonable and documented fees of such additional counsel required by such conflict, promptly as statements therefor are received, and (iii) Purchaser will cause the Surviving Corporation or any of its subsidiaries to, use commercially reasonable efforts to assist in the defense of any such matter; provided, however, that neither Purchaser nor the Surviving Corporation or its subsidiaries shall be liable for any settlement of any claim effected without its written consent.  Any Company Indemnified Party wishing to claim indemnification under this Section 7.17(a) upon becoming aware of any such Company Indemnified Proceeding shall promptly notify Purchaser and the Surviving Corporation (but the failure to so notify Purchaser or the Surviving Corporation shall not relieve Purchaser or the Surviving Corporation from any liability it may have under this Section 7.17 except to the extent such failure materially prejudices Purchaser or the Surviving Corporation), and shall deliver to Purchaser or the Surviving Corporation the undertaking contemplated by Section 145 of the DGCL.

                          (b)      Purchaser will, and will cause the Surviving Corporation and its subsidiaries to, fulfill and honor in all respects the obligations of the Surviving Corporation and its subsidiaries pursuant to the indemnification agreements between the Company and the Company Indemnified Parties set forth in the Company Disclosure Schedule, subject to applicable law.

                          (c)      For a period of six (6) years following the Closing Date, the certificate of incorporation and bylaws of the Surviving Corporation and its subsidiaries will contain provisions with respect to exculpation and indemnification that are at least as favorable to the Company Indemnified Parties as those contained in the certificate of incorporation and bylaws of the Merger Sub as in effect on the date hereof, which provisions will not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of Company Indemnified Parties.

                          (d)      This Section 7.17 is intended to be for the benefit of, and shall be enforceable by the Company Indemnified Parties and their heirs and personal representatives and shall be binding on Purchaser and the Surviving Corporation and its subsidiaries and their respective successors and assigns.  In the event Purchaser or the Surviving Corporation or any subsidiary of the Surviving Corporation or their respective successor or assign (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each case, proper provision shall be made so that the successor and assign of Purchaser or the Surviving Corporation or any subsidiary of the Surviving Corporation, as the case may be, honor the obligations set forth with respect to Purchaser or the Surviving Corporation or the subsidiary of the Surviving Corporation, as the case may be, in this Section 7.17.

                          (e)      Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors' and officers' insurance claims under any policy of the Company or any of its subsidiaries or any of their affiliates that is or has been in existence with respect to the Company, any subsidiary of the Company or any of their respective officers, directors or employees, it being understood and agreed that the indemnification provided for in this Section 7.17 is not prior to or in substitution for any such claims under such policies.

ARTICLE VIII

CONDIDTIONS OF THE CLOSING

            Section 8.1     Conditions to Obligations of Each Party to Effect the Merger

            The respective obligations of each party to this Agreement to consummate and effect the Merger and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, by agreement of all the parties hereto:

                          (a)      Stockholder Written Consents.  The Principal Stockholder shall have executed and delivered to Purchaser properly executed Stockholder Written Consents pursuant to which, among other things, such stockholder consents to the approval and adoption of this Agreement and approval of the consummation of the transactions contemplated hereby.  Principal Stockholder shall approve and adopt any payments or benefits that may not be deductible by reason of Section 280G of the Code, in a manner which meets the approval of Purchaser, and in a manner which would satisfy all applicable requirements of Section 280G(b)(5)(B) of the Code and the Treasury Regulations thereunder.

                          (b)      No Injunctions or Restraints; Illegality.  No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger shall be in effect, nor shall any action or proceeding brought by an administrative agency or commission or other Governmental Entity or instrumentality, domestic or foreign, seeking any of the foregoing be pending which if obtained or granted could reasonably be expected to prevent the consummation of the Merger or have a materially adverse impact on the business of Purchaser and the Company as a combined entity following the Closing; nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered or enforced, which makes the consummation of the Merger illegal.  In the event an injunction or other order shall have been issued, each party agrees to use all reasonable efforts to have such injunction or other order lifted.

                          (c)      Governmental Approval.  Purchaser and Company shall have timely obtained from each Governmental Entity all approvals, waivers and consents, listed on Schedule 8.1(c), and the applicable waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have expired or been terminated.

            Section 8.2     Additional Conditions to Obligations of the Company

            The obligations of the Company to consummate and effect the Merger and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing

  Date of each of the following conditions, any of which may be waived, in writing, by the Company:

                          (a)      Representations, Warranties and Covenants.  (i) The representations and warranties of Purchaser and Merger Sub in this Agreement shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality or material adverse effect on the business or operations of Purchaser which representations and warranties as so qualified shall be true in all respects) on and as of the Closing Date as though such representations and warranties were made on and as of such time (except for such representations and warranties which speak as of a particular time which representations and warranties need be true and correct only as of such time) and (ii) Purchaser shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by it as of the Closing Date.

                          (b)      Certificate of Purchaser.  The Company shall have received from Purchaser an officer's certificate certifying to the fulfillment of the conditions specified in Section 8.2(a).

            Section 8.3     Additional Conditions to the Obligations of Purchaser

            The obligations of Purchaser to consummate and effect the Merger and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, by Purchaser:

                          (a)      Representations, Warranties and Covenants.  Except as otherwise qualified by information disclosed in the Company Disclosure Schedule, (i) the representations and warranties of the Company and the Principal Stockholder in this Agreement shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality or Company Material Adverse Effect which representations and warranties as so qualified shall be true in all respects) on and as of the Closing Date as though such representations and warranties were made on and as of such date (except for such representations and warranties which speak as of a particular time which representations and warranties need be true and correct only as of such time) and (ii) the Company and Principal Stockholder shall in all material respects have performed and complied with all covenants, obligations and conditions of this Agreement required to be performed and complied with by them as of the Closing Date.

                          (b)      Certificates of the Company.  Purchaser shall have received a certificate of the Company executed by an officer certifying fulfillment of the conditions set forth in Sections 8.3(a), and 8.3(h).

                          (c)      Stockholder Written Consents.  The Principal Stockholder shall have executed and delivered to Purchaser properly executed Stockholder Written Consents pursuant to which, among other things, such stockholder consents to the approval and adoption of this Agreement and approval of the consummation of the transactions contemplated hereby.  Principal Stockholder shall approve and adopt any payments or benefits that may not be deductible by reason of Section 280G of the Code, in a manner which meets the approval of Purchaser, and in a manner which would satisfy all applicable requirements of Section 280G(b)(5)(B) of the Code and the Treasury Regulations thereunder.

                          (d)      Third Party Consents.  The Company shall have obtained, and Purchaser shall have been furnished with evidence reasonably satisfactory of, the consents or approvals set forth in Schedule 8.3(d) and any and all consents of third parties required in connection with the Merger that were either (i) entered into after the date hereof, or (ii) not disclosed to Purchaser in the Company Disclosure Schedule, in each case to the extent that the failure to obtain such consents would reasonably be expected to have a Company Material Adverse Effect (the "Necessary Consents”), and none of such Necessary Consents shall have been withdrawn or rescinded.

                          (e)      No Material Adverse Changes.  Since the date hereof, except as set forth on the Company Disclosure Schedule, there shall not have occurred any event, change or effect that has had or is reasonably likely to result in a Company Material Adverse Effect.

                          (f)      Indemnification Agreements.  The Company shall (i) have procured from VERITAS a written release of the Company and each Company Subsidiary from its obligations under that certain Indemnification Agreement, dated as of March 29, 2000, as amended, by and among VERITAS, Suez Acquisition Company (Cayman) Limited and certain other persons who executed a Joinder Agreement thereto, as contemplated by Section 17 (successors) thereof and (ii) have furnished Purchaser with evidence reasonably satisfactory to it of written release of the Company and the Company Subsidiaries from their obligations under Section 3 of that certain Reimbursement Agreement dated as of July 1, 2002, by and among the Company, the Company Subsidiaries and the other parties thereto.

                          (g)      Resignation of Directors.  The directors of the Company and each Company Subsidiary in office immediately prior to the Closing Date shall have resigned as directors of the Company and each Company Subsidiary effective as of the Closing Date, and Purchaser shall have received letters of resignation from such persons.

                          (h)      Submission of Expenses.  Purchaser shall have received a detailed statement of Company Fees and Expenses, together with all backup documentation in connection therewith.

            Section 8.4     Frustration of Conditions

            None of Purchaser, Principal Stockholder or the Company may rely on the failure of any condition set forth in this Article VIII to be satisfied if such failure was caused by such party's failure to comply with or perform any of its covenants or obligations set forth in this Agreement.

ARTICLE IX

TERMINATION, AMENDMENT AND WAIVER

            Section 9.1     Termination

            At any time prior to the Closing Date, this Agreement may be terminated:

                          (a)      by mutual consent of Purchaser and the Company;

                          (b)      by either Purchaser or the Company, if the Closing shall not have occurred on or before 90 days after the date hereof (the "Termination Date") (and the right to terminate this Agreement under this Section 9.1(b) may not be restricted or waived except pursuant to a written instrument making specific reference to this Section 9.1(b)); provided, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any party whose action or failure to act has been the cause or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

                          (c)      by Purchaser, if the Company or Principal Stockholder shall breach any representation, warranty, obligation or agreement hereunder such that the condition set forth in Section 8.3(a) is not satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue; provided, that, if such breach is capable of being cured prior to the Termination Date, then Purchaser may not terminate this Agreement prior to thirty (30) business days following receipt by the Company of written notice of such breach so long as the Company continues to use commercially reasonable efforts to cure such breach through such thirty (30) day period;

                          (d)      by Purchaser, if (i) the Company or Principal Stockholder shall have withdrawn or modified its recommendation of this Agreement in a manner adverse to Purchaser; or (ii) the Company or Principal Stockholder shall have resolved to do any of the foregoing;

                          (e)      by the Company, if Purchaser shall breach any representation, warranty, obligation or agreement hereunder such that the condition set forth in Section 8.2(a) is not satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue; provided, that, if such breach is capable of being cured prior to the Termination Date, then the Company may not terminate this Agreement prior to thirty (30) business days following receipt by Purchaser of written notice of such breach so long as the Purchaser shall use commercially reasonable efforts to cure such breach through such thirty (30) day period; and

                          (f)      by Purchaser or the Company if (i) any permanent injunction or other order of a court or other competent authority preventing the consummation of the Merger shall have become final and nonappealable or (ii) if any required approval of the stockholders of Company shall not have been obtained.

            Section 9.2     Effect of Termination

            In the event of termination of this Agreement as provided in Section 9.1, this Agreement shall forthwith become void, and except as provided in Section 9.3, there shall be no liability or obligation on the part of Purchaser, Principal Stockholder, Company or their respective officers, directors, interest holders or affiliates, except to the extent that such termination results from the knowing or intentional material breach by a party hereto of any of its representations, warranties or covenants set forth in this Agreement; provided that the provisions of Section 7.2 (Confidentiality), Section 9.3 (Expenses), this Section 9.2 and Article X shall remain in full force and effect and survive any termination of this Agreement.

            Section 9.3     Expenses

                          (a)      Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby (including, without limitation, the fees and expenses of its advisers, accountants and legal counsel) shall be paid by the party incurring such expense, except that in the event the Merger is consummated and the amount of any legal, accounting, broker's, investment banker and any other out-of-pocket fees and expenses payable to third parties retained by the Company or Company Subsidiaries or payable by the Company or Company Subsidiaries to a Governmental Entity in connection with receiving a governmental approval, in connection with the negotiation, execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the Merger and other transactions contemplated hereby and thereby (such amount referred to as "Company Fees and Expenses") exceeds $200,000, the Merger Consideration shall be reduced by the amount by which Company Fees and Expenses exceeds $200,000.  For avoidance of doubt, Company Fees and Expenses do not include amounts payable to the officers or employees of the Company or any Company Subsidiary as severance or otherwise.

            Section 9.4     Amendment

            The parties hereto may cause this Agreement to be amended at any time by execution of an instrument in writing signed on behalf of each of the parties hereto.

            Section 9.5     Extension; Waiver

            At any time prior to the Closing any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein.  Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

ARTICLE X

HOLDBACK, ESCROW AND INDEMNIFICATION

            Section 10.1    Holdback Amount and Escrow Fund

            Purchaser shall hold back the Holdback Amount from the Second Installment Merger Consideration and Second Installment Option Payment otherwise payable on the Second Installment Date as set forth in Article I.  On the 8th month anniversary of the Closing Date, Purchaser shall cause to be deposited cash equal to $5,800,000 (less the amount of any setoffs against the Holdback Amount previously made against the Holdback Amount in accordance with this Article X) with an escrow agent selected by Purchaser with the reasonable consent of the Company's Agent (such institution, together with its successors, the "Escrow Agent") and such deposit (together with any proceeds or other consideration received thereon as a result of any dividend or other distribution) shall constitute the escrow fund (the "Escrow Fund") and shall be governed by the terms set forth herein and in the Escrow Agreement reasonably satisfactory to Purchaser and the Principal Stockholder and to be entered into by the Escrow Agent, the Purchaser and the Company's Agent.  The amount of funds constituting the Holdback Amount or the Escrow Fund, as applicable, is referred to herein as the "Holdback-Escrow Amount."  The Holdback-Escrow Amount shall be available to compensate Purchaser pursuant to the indemnification obligations of the Indemnifying Persons (as defined below).

            Section 10.2    Indemnification

                          (a)      Subject to the limitations set forth in this Article X and Section 11.1, on and after the Closing, the holders of Company Series A Preferred Stock, Company Common Stock and Entitled Company Options, in each case as of the Closing Date (the "Indemnifying Persons"), will indemnify, reimburse, defend and hold harmless Purchaser, Merger Sub, the Company and its subsidiaries and each of their respective officers, directors, agents and employees, and "affiliates" within the meaning of the Securities Act (hereinafter referred to individually as a "Purchaser Indemnified Person" and collectively as "Purchaser Indemnified Persons") from and against any and all demands, claims, actions or causes of actions, assessments, losses, costs, damages, liabilities, Taxes and expenses arising from claims, demands, actions, causes of action, including, without limitation, penalties, reasonable legal fees, disbursements and expenses (collectively, "Damages") asserted against, resulting to, imposed on, or incurred by Purchaser Indemnified Persons arising out of:

                                     (1)        any misrepresentation or breach of any of the representations, warranties, covenants and agreements given or made by the Company or Principal Stockholder in this Agreement, the Ancillary Agreements or certificate delivered pursuant to Section 8.3(b); and

                                     (2)        the matters identified in Schedule 10.2(a)(2).

                          The Holdback-Escrow Amount shall be the security for this indemnity obligation subject to the limitations in this Agreement.  In the event that any Purchaser Indemnified Person seeks indemnification pursuant to this Section 10.2, such Purchaser

Indemnified Person will first recover from the Holdback-Escrow Amount and then recover from the Principal Stockholder to the extent that the aggregate Damages exceed the amounts available in the Holdback-Escrow Amount, provided, however, that in no event will the amount in excess of the Holdback Amount recovered from the Principal Stockholder pursuant to this Section 10.2 exceed $2,300,000.

                          The sole recourse of the Purchaser Indemnified Persons against the Indemnifying Persons (other than the Principal Stockholder to the extent provided herein) is to such Indemnifying Person's interest in the Holdback-Escrow Amount.

                          (b)      Purchaser will indemnify, reimburse, defend and hold harmless Principal Stockholder and its officers, directors, agents and employees, and each person, if any, who controls or may control Principal Stockholder within the meaning of the Securities Act from and against any and all demands, claims, actions or causes of actions, assessments, losses, costs, damages, liabilities, and expenses arising from claims, demands, actions, causes of action, including, without limitation, penalties, reasonable legal fees, disbursements and expenses asserted against, resulting to, imposed on, or incurred by indemnified persons arising out of any misrepresentation or breach of, or default in connection with any of the representations, warranties, covenants and agreements given or made by Purchaser and Merger Sub in this Agreement, the Ancillary Agreements, or any exhibit, schedule or certificate to, or delivered in connection with this Agreement.

                          (c)      The Purchaser Indemnified Persons shall not be entitled to recover for Damages from the Holdback-Escrow Amount or otherwise be entitled to recover any Damages under this Section 10.2 (other than relating to Company Fees and Expenses or a breach of Section 6.2(b)) unless and until one or more Claims Notices identifying Damages the aggregate amount of which exceeds $200,000 (the "Indemnity Threshold") have been delivered to the Company's Agent or Escrow Agent, as applicable, as provided in Section 10.4 and such amount is determined pursuant to this Article X to be payable, in which case, the Purchaser Indemnified Persons shall be entitled to the full amount of Damages (subject to the other limitations of this Article X) and the Indemnifying Persons shall not be entitled to such portion of the Holdback-Escrow Amount on the Escrow Release Date.  In determining the amount of any Damage attributable to a misrepresentation or breach, any materiality standard contained in a representation, warranty or covenant of the Principal Stockholder or Company shall be disregarded (for the avoidance of doubt, such materiality standard shall not be disregarded for the purposes of determining whether a misrepresentation or breach has occurred).  In connection with any indemnification claim by any Purchaser Indemnified Person under Section 10.2(a), no Indemnifying Person shall be liable (other than with respect to Damages arising out of fraud or any willful or intentional misrepresentation, breach or default, Company Fees and Expenses, or a breach of Section 6.2(b)) in an aggregate amount which, if added to all other amounts paid as indemnification payments by any Indemnifying Persons under Section 10.2(a) (including without limitation, as payments made out of the Holdback-Escrow Amount), exceeds $8,140,000.

                          (d)      Each Damage or right of indemnification under Section 10.2(a) for which any Purchaser Indemnified Person is entitled to recovery shall be reduced by (i) the amount of any insurance proceeds actually received by such Purchaser Indemnified Person (net of costs and expenses of collection) with respect to such Damages or right of indemnification, and (ii) any indemnity or contribution or other similar payment that such Purchaser Indemnified Person actually received from any third party with respect to such Damages or right of indemnification and (iii) the amount of any tax benefit actually realized (as adjusted for any Tax detriment).  If requested by Principal Stockholder, Purchaser Indemnified Person shall use commercially reasonable efforts to pursue recovery under 10.2(d)(i) and (ii) to the extent that Principal Stockholder reimburses Purchaser Indemnified Persons for out-of-pocket fees and expenses in connection with such recovery either directly or through release or allocation, as applicable, to Purchaser Indemnified Persons of funds in the Holdback-Escrow Amount.  If any Purchaser Indemnified Person received full payment in respect of any Damages pursuant to Section 10.2(a) and such Purchaser Indemnified Person could have recovered all or part of such Damages from a third party, other than an employee, stockholder or consultant of Purchaser or any of its subsidiaries (a "Potential Contributor") based on the underlying claim, such Purchaser Indemnified Person shall, to the extent permitted by applicable legal requirements and any contractual provision, assign such of its rights to proceed against the Potential Contributor as are necessary to permit the Company's Agent to recover from the Potential Contributor the amount of such payment.

                          (e)      Any liability for indemnification hereunder shall be determined without duplication of recovery by reason of the state of facts giving rise to such liability constituting a breach of more than one representation, warranty, covenant or agreement.  The Company and Purchaser agree that, after the Closing, their sole remedy with respect to any and all claims arising in connection with the transactions contemplated by this Agreement (other than with (i) respect to fraud or willful breach or (ii) as specifically set forth in the Ancillary Agreements) shall be pursuant to the indemnification provisions set forth in this Article X.  A Purchaser Indemnified Person will not be entitled to indemnification in respect of a matter for which a Claims Notice has not been delivered to the Company's Agent in accordance with this Article X prior to the one year anniversary of the Closing Date.

            Section 10.3    Reserve Period

                          (a)      The initial holdback and escrow period (the "Holdback/Escrow Period") shall terminate at 12:01 a.m. Pacific Standard Time on the one (1) year anniversary of the Closing Date (the "Escrow Release Date") at which point (subject to Section 10.3(b)) the remainder Holdback-Escrow Amount shall be released to the Indemnifying Persons except to the extent provided in Section 10.3(b) below or as provided on Schedule 10.2(a)(2).

                          (b)      If a Purchaser Indemnified Person has delivered a Claims Notice to the Company’s Agent prior to the termination of the Holdback/Escrow Period, to the extent that the claims specified in such Claims Notice are not resolved on the Escrow Release Date, an appropriate cash reserve shall be retained in the Escrow Fund (the "Reserve Amount”) which is reasonably necessary to satisfy such claims.  The Purchaser and the Principal Stockholder agree to negotiate in good faith towards reaching agreement on the Reserve Amount, it being understood that absent any agreement on the amount of the Reserve Amount the Reserve Amount will equal the lesser of the amount remaining on deposit in the Escrow Fund or the maximum Damages that could result from all claims that are not resolved.  Notwithstanding Section 10.3(a), any Reserve Amounts shall not be released to the Indemnifying Persons on the

Escrow Release Date and shall remain in the Escrow Fund and be used to compensate the Purchaser Indemnified Persons pursuant to the indemnification obligations of the Indemnifying Persons under Section 10.2.  Each such Reserve Amount shall remain in the Escrow Fund until the claims corresponding to such Reserve Amount are resolved.  Within five (5) days of any such claim becoming resolved, the Reserve Amount corresponding to such claim will be released to the Indemnifying Persons and subject to the other provisions of this Article X, allocated and paid to the Indemnifying Persons in the same manner as the payments made by the Purchaser on the Second Installment Date.

                          (c)      All claims subject to indemnification pursuant to Schedule 10.2(a)(2) shall be deemed resolved on the date set forth on Schedule 10.2(a)(2)

            Section 10.4    Claims upon Holdback Amount and Escrow Fund

                          (a)      If a claim for Damages is to be made by a Purchaser Indemnified Person, the Purchaser Indemnified Person shall give written notice (a "Claim Notice") to the Company's Agent as soon as practicable (and in any event within thirty days) after the Purchaser Indemnified Party becomes aware that a particular fact, condition or event may give rise to Damages for which indemnification may be sought under Section 10.2.  Any failure to submit any such Claim Notice in a timely manner to the Company's Agent shall not relieve the Indemnifying Persons of any liability hereunder, except to the extent (and only to the extent) the Indemnifying Persons are actually prejudiced by such failure; provided that no Claim Notices may be submitted after the Escrow Release Date.  The Claim's Notice shall:

                                     (1)        state that, if applicable, Damages exist in an aggregate amount greater than the Indemnity Threshold; and

                                     (2)        specify in reasonable detail the individual items included in the amount of Damages in such claim, the date each such item was paid, properly accrued or arose and the nature of the misrepresentation, breach of warranty or claim to which such item is related.

                          (b)      Upon the earliest of:  (i) receipt of written authorization from the Company's Agent or from the Company's Agent jointly with Purchaser Indemnified Person to make such delivery, (ii) receipt of written notice of a final decision in arbitration of the claim pursuant to Section 10.5 determining that an indemnification payment is to be made to a Purchaser Indemnified Person, or (iii) in the event the claim set forth in the Claims Notice is uncontested by the Company's Agent as of the close of business on the next business day following the forty-fifth (45th) day following receipt by the Company's Agent of the Claims Notice; on the next business day the Company's Agent (during the Holdback Amount period) or the Escrow Agent (during the Escrow Fund period) shall reduce the Holdback Amount by an amount equal to the Damages to be paid or deliver cash from the Escrow Fund to Purchaser equal to the amount of Damages to be paid, as applicable.

            Section 10.5    Resolution of Conflicts; Arbitration

                          (a)      The Company's Agent may object to any claim or claims by a Purchaser Indemnified Person in any Claims Notice by delivering a written statement to such

Purchaser Indemnified Person within forty-five (45) days after receipt of such Claims Notice.  In case the Company's Agent shall so object in writing to any claim or claims by Purchaser Indemnified Person made in any Claims Notice, Purchaser Indemnified Person shall have forty-five (45) days after receipt by the Company's Agent and the Escrow Agent (during the Escrow Fund period) of an objection by the Company's Agent to respond in a written statement to the objection of the Company's Agent.  If after such forty-five (45) day period there remains a dispute as to any claims, the Company's Agent and Purchaser Indemnified Person shall attempt in good faith for sixty (60) days to agree upon the rights of the respective parties with respect to each of such claims.  If the Company's Agent and Purchaser Indemnified Person should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and, during the Escrow Fund period, shall be furnished to the Escrow Agent.  During the Holdback Amount period, the Holdback Amount shall be reduced in accordance with the terms of such memorandum.  During the Escrow Fund period, the Escrow Agent shall be entitled to rely on any such memorandum and shall distribute the cash from the Escrow Fund in accordance with the terms thereof.

                          (b)      If no such agreement can be reached after good faith negotiation, either Purchaser Indemnified Person or the Company's Agent may, by written notice to the other, demand arbitration of the matter unless the amount of the damage or loss is at issue in pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration; and in either such event the matter shall be settled by arbitration conducted by three arbitrators.  Within fifteen (15) days after such written notice is sent, Purchaser Indemnified Person and the Company's Agent shall each select one arbitrator, and the two arbitrators so selected shall select a third arbitrator.  The decision of the arbitrators as to the validity and amount of any claim in such Claims Notice shall be binding and conclusive upon the parties to this Agreement, the Purchaser Indemnified Persons and the Indemnifying Persons, and notwithstanding anything in this Section 10.5, the Escrow Agent shall be entitled to act in accordance with such decision and make or withhold payments out of the Escrow Fund in accordance therewith.

                          (c)      Judgment upon any award rendered by the arbitrators may be entered in any court having jurisdiction.  Any such arbitration shall be held in Alameda, Santa Clara or San Mateo County, California under the commercial rules then in effect of JAMS.  The Purchaser Indemnified Person, on the one hand, and Company's Agent, on the other hand, shall each bear its/their own expenses (including, attorneys' fees and expenses) incurred in connection with any such arbitration.  In the event the arbitrator or arbitrators find in favor of a Purchaser Indemnified Person as to the claim in dispute, all fees, costs, and the reasonable expenses of legal counsel incurred by such Purchaser Indemnified Person will be charged against the Escrow Fund in addition to the amount of the disputed claim.  In the event that arbitrator or arbitrations find in favor of Company's Agent as to the claim in dispute, all fees, costs and the reasonable expenses of legal counsel incurred by Company's Agent will be paid by the Purchaser Indemnified Person.  The fees and expenses of each arbitrator and the administrative fee of JAMS shall be allocated by the arbitrator or arbitrators, as the case may be (or, if not so allocated, shall be borne equally by Purchaser, on the one hand, and the Company's Agent, on the other hand).

            Section 10.6    Company's Agent

                          (a)      Principal Stockholder shall be constituted and appointed as the Company's Agent for and on behalf of the Company to execute and deliver the Escrow Agreement and for all other purposes thereunder, give and receive notices and communications, to authorize release to Purchaser of any part of the Holdback Amount, to authorize delivery to Purchaser of cash from the Escrow Fund in satisfaction of claims by Purchaser Indemnified Persons, to object to such deliveries, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, to purchase insurance, and to take all actions necessary or appropriate in the judgment of the Company's Agent for the accomplishment of the foregoing.  Such agency may be changed by Principal Stockholder from time to time upon not less than ten (10) days' prior written notice to Purchaser.  No bond shall be required of the Company's Agent, and the Company's Agent shall receive no compensation for his services.  Notices or communications to or from the Company's Agent shall constitute notice to or from Principal Stockholder.

                          (b)      The Company's Agent will serve without compensation; provided, that, if the Company's Agent elects to insure against any liabilities of the Indemnifying Persons under Section 10.2, the Company's Agent will be reimbursed for this cost of procuring insurance out of the Escrow Fund that otherwise would be released to the Indemnifying Persons pursuant to Section 10.3.  The Company's Agent will also be entitled to be reimbursed from any portion of the Escrow Funds that are released to the Indemnifying Persons for any out-of-pocket expenses incurred by the Company's Agent in its capacity as such.

                          (c)      The Company's Agent shall not be liable to any Indemnifying Person for any act done or omitted hereunder as Company's Agent except fraud and willful misconduct.

            Section 10.7    Actions of the Company's Agent

            A decision, act, consent or instruction of the Company's Agent shall constitute a decision of all the Indemnifying Persons and shall be final, binding and conclusive upon Principal Stockholder and other Indemnifying Persons, and the Escrow Agent and Purchaser Indemnified Persons may rely upon any decision, act, consent or instruction of the Company's Agent as being the decision, act, consent or instruction of Principal Stockholder and the other Indemnifying Persons.  The Escrow Agent and Purchaser Indemnified Persons are hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of the Company's Agent.

            Section 10.8    Third-Party Claims

                          (a)      In the event that any Purchaser Indemnified Person becomes aware of a third-party claim which such Purchaser Indemnified Person believes may result in a demand for indemnification under Section 10.2, such Purchaser Indemnified Person shall promptly (and in any event, within five (5) business days after service of the citation or summons) notify the Company's Agent of such claim in writing.  After receipt of such notice, the Company's Agent shall be entitled, if it so elects, at the Purchaser Indemnified Persons own cost and expense, (i) to take control of the defense and investigation of such lawsuit or action so long as the Company's

Agent pursues such defense and investigation in a diligent and good faith manner, and (ii) to employ and engage attorneys of its own choice to handle and defend the same.

                          (b)      If the Company timely assumes the defense and control of a third-party claim, (i) the Purchaser Indemnified Person shall be allowed a reasonable opportunity to participate in the defense of such claim with its own counsel and at its own expense, unless (x) the named parties to such third-party claim include such persons whose involvement would, in the reasonable opinion of counsel for the Purchaser Indemnified Person, be inappropriate due to an actual or potential conflict of interest or (y) if the Company's Agent shall not have employed counsel within a reasonable time after the Purchaser Indemnified Person has given notice of the institution of a third-party claim, in either of which events, the Company's Agent shall bear the reasonable fees and expenses of such counsel for the Purchaser Indemnified Person, in either of which events the Company's Agent shall bear the reasonable fees and expenses of such counsel for the Purchaser Indemnified Person, and (ii) the Company's Agent shall be entitled to compromise or settle such third-party claim only if such compromise or settlement involves no cost or liability to the Purchaser Indemnified Person and includes an unconditional release of the Purchaser Indemnified Person from all liability with respect to such third-party claim.  In the event that the Company’s Agent exercises the right to undertake any such defense against any such third-party claim as provided above, Purchaser Indemnified Person shall cooperate with the Company's Agent in such defense and make available to the Company's Agent, at the Company's Agent 's expense, all witnesses, pertinent records, materials and information in Purchaser Indemnified Person 's possession or under Purchaser Indemnified Person 's control relating thereto as is reasonably requested by the Company's Agent.  Similarly, in the event Purchaser Indemnified Person is, directly or indirectly, conducting the defense against any such third-party claim, the Company's Agent shall cooperate with Purchaser Indemnified Person in such defense and make available to the Purchaser Indemnified Person, at the Company’s Agent’s expense, all such witnesses, records, materials and information in the Company's Agent 's possession or under the Company's Agent's control relating thereto as is reasonably requested by Purchaser Indemnified Person.

                          (c)      If the Company's Agent fails to assume the defense of such claim within fifteen (15) calendar days after receipt of the claim notice, the Purchaser Indemnified Person will have the right to undertake the defense, compromise or settlement of such claim on behalf of and for the account and risk of the Company's Agent (provided, that to the extent it is determined that the Purchaser Indemnified Person was entitled to indemnification pursuant to this Article X, the Purchaser Indemnified Person shall be reimbursed for out-of-pocket fees and expenses in connection with such defense either directly, or through release or allocation, as applicable to funds in the Holdback Amount or Escrow Fund); provided, however, that such claim shall not be compromised or settled without the prior written consent of the Company's Agent, which consent shall not be unreasonably withheld.  If the Purchaser Indemnified Person assumes the defense of the claim, the Purchaser Indemnified Person will keep the Company's Agent reasonably informed of the progress of any such defense, compromise or settlement.

                          (d)      The Escrow Agent shall not disburse the Escrow Funds to any third-party except in accordance with joint written instructions received from the Purchaser and the Company's Agent.  In the event that the Company's Agent has consented in writing to any settlement, the Company's Agent shall have no power or authority to object under Section 10.5 or any other provision of this Article X to any claim by a Purchaser Indemnified Person against the Escrow Fund for indemnity in the amount of such settlement.

ARTICLE XI

GENERAL PROVISIONS

            Section 11.1    Survival

            The representations and warranties of the Company and Principal Stockholder contained herein shall survive until the first anniversary of the Closing Date, at which time they shall terminate and be of no further force or effect.  The termination of the representations and warranties will not affect the rights of Purchaser Indemnified Persons in respect of any claims made prior to such termination by such indemnified person in accordance with Article X.  The agreements set forth in this Agreement shall terminate at the Closing Date except to the extent certain agreements set forth herein by their terms call for action after the Closing Date.

            Section 11.2    Notices

            All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or mailed by registered or certified mail (return receipt requested) to the parties at the following address (or at such other address for a party as shall be specified by like notice):

                          (a)      if to Purchaser, to:

Quantum Corporation 1650 Technology Drive, Suite 800 San Jose, CA 95110-1382 Attention: General Counsel Facsimile No.: (408) 944-6581

                          with a copy (not notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP 525 University Avenue Palo Alto, CA 94301 Attention: Kenton J. King Facsimile No.: (650) 470-4570

                          (b)      if to the Company, to:

Certance Holdings 1650 Sunflower Avenue Costa Mesa, CA 92626 Attention: Howard Matthews Facsimile No.: (714) 966-5534

                          with a copy (not notice) to:

Thelen Reid & Priest LLP
225 West Santa Clara
San Jose, CA  95113
Attention:          Jay Margulies
Facsimile No.:  (408) 287-8040

And

Simpson Thatcher & Bartlett LLP
3330 Hillview Avenue
Palo Alto, CA  94304
Attention:          Richard Capelouto
Facsimile No.:  (650) 251-5002

                          (c)      if to the Principal Stockholder, to:

New SAC c/o Seagate Technology 920 Disc Drive Scotts Valley, CA 95067 Attention: William Hudson Facsimile No.: (831) 438-6675

                          with a copy (not notice) to:

Simpson Thatcher & Bartlett LLP 3330 Hillview Avenue Palo Alto, CA 94304 Attention: Richard Capelouto Facsimile No.: (650) 251-5002

                          (d)      if to the Company's Agent, to:

New SAC c/o Seagate Technology 920 Disc Drive Scotts Valley, CA 95067 Attention: William Hudson Facsimile No.: (831) 438-6675

                          with a copy (not notice) to:

Simpson Thatcher & Bartlett LLP 3330 Hillview Avenue Palo Alto, CA 94304 Attention: Richard Capelouto

                          Facsimile No.:  (650) 251-5002

            Section 11.3    Interpretation

            When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated.  The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation."  The phrase "made available" in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available.  The phrases "the date of this Agreement", "the date hereof", and terms of similar import, unless the context otherwise requires, shall be deemed to refer to October 20, 2004.  The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

            Section 11.4    Counterparts

            This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

            Section 11.5    Entire Agreement; Nonassignability; Parties in Interest

            This Agreement, the Ancillary Agreements and the documents and instruments and other agreements specifically referred to herein or therein or delivered pursuant hereto, including the Exhibits, the Schedules, including the Company Disclosure Schedule and the Purchaser Disclosure Schedule (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, except for the Confidentiality Agreement, which shall continue in full force and effect, and shall survive any termination of this Agreement or the Closing, in accordance with its terms, (b) except as specifically stated in a particular section of the transaction documents  referred to above, are not intended to confer upon any other person any rights or remedies hereunder, (c) shall not be assigned by operation of law or otherwise except as otherwise specifically provided, and (d) shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.  Notwithstanding the foregoing, the Purchaser may assign this Agreement to the direct or indirect subsidiary of Purchaser; provided, that the Purchaser shall continue to remain liable for all of its obligations hereunder.

            Section 11.6    Severability

            In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto.  The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

            Section 11.7    Governing Law

            This Agreement will be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.  In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any Delaware state court in the event any dispute arises out of this Agreement or any of the other transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (c) agrees that it will not bring any action relating to this Agreement or any of the other transactions contemplated by this Agreement in any court other than a state court sitting in the State of Delaware.

            Section 11.8    Rules of Construction

            The parties hereto agree that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

            Section 11.9    Specific Performance

            The parties hereto agree that if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine, and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

            Section 11.10   Descriptive Headings

            The descriptive headings herein are inserted for convenience only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

            I IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement, all as of the day and year first above written.

QUANTUM CORPORATION

By:	/s/ RICHARD E. BELLUZO

Name:	Richard E. Belluzo

Title:	Chief Executive Officer and Chairman

QUARTZ MERGER SUB, INC.

By:	/s/ RICHARD E. BELLUZO

Name:	Richard E. Belluzo

Title:	Chief Executive Officer and Chairman

CERTANCE HOLDINGS

By:	/s/ HOWARD L. MATTHEWS III

Name:	Howard L. Matthews III

Title:	President and CEO

NEW SAC, On its own behalf

By:	/s/ WILLIAM L. HUDSON

Name:	William L. Hudson

Title:	Executive Vice President and General Counsel

NEW SAC, As agent of Certance Holdings

By:	/s/ WILLIAM L. HUDSON

Name:	William L. Hudson

Title:	Executive Vice President and General Counsel